Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of January 10, 2020

by and among

NEW FORTRESS INTERMEDIATE LLC,
as Holdings,

NFE ATLANTIC HOLDINGS LLC,
as Borrower,

EACH PERSON
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

CORTLAND CAPITAL MARKET SERVICES LLC,
as Collateral Agent,

and

CORTLAND CAPITAL MARKET SERVICES LLC,
as Administrative Agent

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- ii -

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SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Closing Date Mortgaged Properties
Schedule 1.01(C)	La Paz Project Committed Volumes
Schedule 1.01(D)	Scheduled Contracts
Schedule 1.01(E)	Ireland Acquisition
Schedule 1.01(F)	Jamaica Remeasurement Date
Schedule 5.02(d)(iii)	Closing Date Foreign Security Deliverables
Schedule 5.02(d)(viii)	Closing Date Foreign Corporate Deliverables
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(r)	Insurance
Schedule 6.01(u)	Intellectual Property
Schedule 6.01(v)	Material Contracts
Schedule 6.01(bb)	Gas Contracts
Schedule 7.01(r)	Post-Closing Matters
Schedule 7.01(u)	Specified Jamaica Assets
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(c)(ii)	Permitted Disposition
Schedule 7.02(e)	Existing Investments
Schedule 7.02(g)	Nature of Business (South Power)
Schedule 7.02(j)	Transactions with Affiliates
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Promissory Note
Exhibit E	[Reserved]
Exhibit F-1	Form of Fee Mortgage
Exhibit F-2	Form of Leasehold Mortgage
Exhibit 2.09(d)-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 2.09(d)-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 2.09(d)-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 2.09(d)-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

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CREDIT AGREEMENT

Credit Agreement, dated as of January 10, 2020, by and among New Fortress Intermediate LLC, a Delaware limited liability company (“Holdings”), NFE Atlantic Holdings LLC, a Delaware limited liability company (the “Borrower”), each Person listed as a “Guarantor” on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), Cortland Capital Market Services LLC (“Cortland”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and Cortland, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower consisting of a term loan in the aggregate principal amount of $800,000,000.  The proceeds of the term loan shall be used by the Borrower (i) to consummate the Payoff, (ii) to pay fees and expenses incurred to obtain the Term Loans and to consummate the Payoff and (iii) for general corporate purposes.  The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01        Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Account Debtor” means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account of such Person.

“Account” has the meaning specified for such term in § 9.102 of the UCC.

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.09(a).

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Affiliated Lender” means, collectively, Fortress Investment Group LLC and its Affiliates.

“Agent” has the meaning specified therefor in the preamble hereto.

“Agent Fee Letter” means that certain Agent Fee Letter, dated as of the date hereof, between the Borrower and Cortland.

“Agreement” means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing.

“Anti-Corruption Laws” has the meaning specified therefor in Section 6.01(z).

“Anti-Money Laundering and Anti-Terrorism Laws” means any Requirement of Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the laws, regulations and Executive Orders administered under any Sanctions Programs, (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto, in each case applicable to any Loan Party or any Subsidiary thereof.

“Apollo” means Apollo Capital Management, L.P., on behalf of one or more affiliates and/or funds or separate accounts managed by it or its affiliates.

“Applicable Margin” means, as of any date of determination, with respect to the interest rate of the Term Loan (or any portion thereof): (i) from and including the Closing Date to and including December 31, 2020, 6.25% per annum, (ii) from and including January 1, 2021 to and including December 31, 2021, 7.75% per annum and (iii) from and including January 1, 2022 to and including the Final Maturity Date, 9.25% per annum; provided that, in the event the Borrower fails to comply with Section 7.03 for any Fiscal Quarter, the Applicable Margin shall be 10.00% per annum, such adjustment of the Applicable Margin (if any) pursuant to this proviso will be effective on the first Business Day following delivery of the Compliance Certificate pursuant to Section 7.01(a)(iv) indicating the Borrower’s failure to comply with Section 7.03.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Borrower (as applicable), in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto, or such other form as approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, director, company secretary, treasurer or other financial officer performing similar functions, president or executive vice president of such Person.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar Federal or state law for the relief of debtors.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership of the Borrower as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Bermuda Guarantors” means each Guarantor organized under the laws of Bermuda.

“Blocked Person” means any Person:

(a)       that (i) is identified on the list of “Specially Designated Nationals and Blocked Persons” published by OFAC; (ii) resides, is organized or chartered in a country, region or territory that is the target of comprehensive sanctions under any Sanctions Program (a “Sanctioned Country”); or (iii) is a Person listed in any economic or financial sanctions-related or trade embargoes-related list of designated Persons maintained under any of the Anti-Money Laundering and Anti-Terrorism Laws; and

(b)         that is owned or controlled by, or that is acting for or on behalf of, any Person described in clause (a) above.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrower Materials” has the meaning specified therefor in Section 7.01(a).

“Business Day” means, for all purposes, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close; provided that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment”, “intangible assets” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations, Synthetic Lease Obligations and obligations under capitalized software costs that are paid or due and payable during such period.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be classified and accounted for as a finance lease on the balance sheet of such Person under Financial Accounting Standards Board Accounting Standards Update No. 2016-02 , Leases (Topic 842).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P‑1 by Moody’s or A‑1 by Standard & Poor’s; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof; and (g) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Centrica Gas Supply Agreement” means the Master LNG Sale and Purchase Agreement, dated December 20, 2016, between Centrica LNG Company Limited, a limited liability company organized and existing under the laws of England, and NFE North Trading Limited, a Bermuda exempted company limited by shares, together with each confirmation executed pursuant thereto.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a)         the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Permitted Holders, of beneficial ownership of more than 35% of the aggregate outstanding voting or economic power of the Equity Interests of NFE;

(b)         Holdings shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of the Borrower, free and clear of all Liens (other than Permitted Specified Liens);

(c)         a “Change of Control” (or any comparable term or provision) under or with respect to any Indebtedness of any Loan Party or any Subsidiary thereof in an aggregate principal amount in excess of $5,000,000; or

(d)        the transfer by Fortress Equity Partners, directly or indirectly, of a majority of the Equity Interests in NFE Holdings owned by it to a Person that is not, or is not controlled by, Wesley R. Edens or Randal A. Nardone.

“Closing Date” means the Business Day on which all conditions precedent set forth in Section 5.02 are satisfied.

“Closing Date Mortgaged Property” means the real property identified on Schedule 1.01(B), including, without limitation, to the extent of the mortgagor’s interest therein, the land on which each such property is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith with respect to which a Mortgage is granted pursuant to Section 7.01(m).

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitments” means, with respect to each Lender, such Lender’s Term Loan Commitment.

“Committed Volumes” means, with respect to Material Projects at the time of any Remeasurement Date, committed volumes in respect of such Material Projects as determined by the Borrower in good faith and certified by a Responsible Officer of the Borrower; provided that in the case of the La Paz Project, Committed Volumes in the first five years following the commercial operations date shall be as specified on Schedule 1.01(C).

“Compliance Certificate” has the meaning assigned to such term in Section 7.01(a)(iv).

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, the aggregate amount (determined on a consolidated basis in accordance with GAAP) of (i) interest expense of such Person and its Subsidiaries during such period in respect of Indebtedness of the type specified in clauses (a), (c), (e) and (j) (solely with respect to Contingent Obligations in respect of obligations of the kind referred to in clauses (a), (c) and (e) of the definition of “Indebtedness” and solely to the extent actually paid during such period by such Person and its Subsidiaries) of the definition thereof, net of, to the extent included in such consolidated interest expense for such period, (x) non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (y) non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period and (z) non-cash amounts attributable to pay-in-kind interest or other non-cash interest expense (including as a result of purchase accounting), minus (ii) interest income of such Person and its Subsidiaries during such period. For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to Hedging Agreements in respect of interest rates and other interest rate protection agreements (other than early termination payments).

“Consolidated EBITDA” means, with respect to any Person for any period:

(a)          the Consolidated Net Income of such Person for such period,

plus

(b)          without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:

(i)          any provision for United States federal income taxes or other taxes measured by net income,

(ii)         Consolidated Net Interest Expense (but excluding interest expense related to operating leases that are not Capitalized Leases),

(iii)        any depreciation and amortization expense (but excluding depreciation and amortization related to operating leases that are not Capitalized Leases),

(iv)        any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(v)         any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and, except for non-cash losses or charges resulting from a Specified Inventory Valuation Event, Inventory),

(vi)        deferred financing costs,

(vii)       any costs or expenses incurred by NFE or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash,

(viii)      fees, costs and expenses in connection with the Transactions,

(ix)        fees, costs and expenses relating to any contemplated or completed acquisitions or dispositions or to any contemplated or completed offering of securities or other Indebtedness,

(x)         fees, costs and expenses relating to the termination or renegotiation of the Centrica Gas Supply Agreement,

(xi)        fees, costs and expenses incurred with respect to a project or development prior to such Person making a final investment decision with respect to such project or development that, had the incurrence of such fees, costs and expenses occurred following such final investment decision, would have been capitalized on a balance sheet of such Person,

(xii)      shipping-related fees, costs and expenses with respect to a project or development prior to the commercial operations date of such project or development, to the extent such fees, costs and expenses are not permitted to be capitalized on a balance sheet of such Person,

(xiii)      [reserved], and

(xiv)      any other extraordinary, non-recurring or unusual charges and expenses or deductions (collectively, “Extraordinary Expenses”), including, without limitation, the amount of any demurrage payable in respect of chartered vessels to the extent in excess of $2,000,000 in any consecutive 12-month period; provided that, for any Fiscal Quarter, the aggregate amount of cash Extraordinary Expenses that are incurred following the Closing Date that are added back pursuant to this clause (xiv) in calculating Consolidated EBITDA shall not exceed $2,000,000, minus

(c)         without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i)          any credit for United States federal income taxes or other taxes measured by net income,

(ii)         any gain from extraordinary items,

(iii)       any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(iv)        any other non-cash gain, including any reversal of a charge referred to in clause (b)(v) above by reason of a decrease in the value of any Equity Interest, but excluding any such non-cash gains (A) in respect of which cash was received in a prior period or will be received in a future period and (B) that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges, and

(v)         gains from sales of Inventory that has been the subject of a Specified Inventory Valuation Event, but not to exceed the amount added back in the calculation of Consolidated EBITDA in a prior period in respect of the Inventory so sold pursuant to clause (b)(v) above.

“Consolidated Interest Expense and Amortization” means, with respect to any Person for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense of such Person and its Subsidiaries for such period and (b) the aggregate amount of regularly scheduled principal amounts made during such period in respect of Indebtedness of such Person and its Subsidiaries of the type described specified in clauses (a), (c), (e) and (j) (solely with respect to Contingent Obligations in respect of obligations of the kind referred to in clauses (a), (c) and (e) of the definition of “Indebtedness” and solely to the extent actually paid by such Person and its Subsidiaries) of the definition of “Indebtedness”.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded:  (a) the net income of South Power, and any  Person other than a Subsidiary in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except in each case (including South Power) to the extent of the amount of dividends or distributions (other than dividends or distributions to the extent required pursuant to Section 7.01(u)(ii)) paid to such Person or Subsidiary, (b) the net income of any Subsidiary (other than a Loan Party) of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP, less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense), (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense) and (iii) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, in each case, determined on a consolidated basis and in accordance with GAAP.

“Consulting Agreement” means the Consulting Agreement, dated as of August 27, 2018, by and between DevTech Environmental Limited, a Jamaica limited company, and NFE North Distribution Limited, a Jamaica limited company.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds

(A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, any commodity account, any securities entitlement or any commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or entitlement or contract, effective to grant “control” (as defined under the applicable UCC) over such account, entitlement or contract to the Collateral Agent.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Cortland” has the meaning specified therefor in the preamble hereto.

“Cure Amount” has the meaning specified therefor in Section 9.02(a).

“Cure Right” has the meaning specified therefor in Section 9.02(a).

“Current Value” has the meaning specified therefor in Section 7.01(n).

“Customary Recourse Exceptions” means, with respect to any Indebtedness, personal recourse that is limited to fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single-purpose entity covenants, voluntary insolvency proceedings and other circumstances customarily excluded by institutional lenders from exculpation provisions or included in separate guaranty or indemnification agreements with respect to non-recourse financings.

“Debt Service Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period to (b) Consolidated Interest Expense and Amortization of such Person for such period.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.  For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts, (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification), (c) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party or (d) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of (i) the payment in full of the Obligations (other than Contingent Indemnification Obligations) and (ii) a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations (other than Contingent Indemnification Obligations) and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is six months after the Final Maturity Date.

“Disqualified Institution” means any bank, financial institution or other Person separately identified to Apollo and the Administrative Agent in writing by any Loan Party on or before the Effective Date and accepted by Apollo.  Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and (b) the Borrower (on behalf of itself and the other Loan Parties) and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Institution.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Loan Party” means (a) NFE, (b) NFE Sub, (c) Holdings, (d) the Borrower and (e) each other Guarantor that is a Domestic Subsidiary.

“Domestic Subsidiaries” means all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof, the District of Columbia or Puerto Rico.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified therefor in Section 5.01.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA that is maintained by any Loan Party or with respect to which any Loan Party has any liability (including on account of  any of its ERISA Affiliates).

“Engagement Letter” means that certain letter agreement, dated as of November 21, 2019, by and between NFE and Apollo Capital Management, L.P.

“Environmental Actions” means any complaint, summons, citation, written notice or directive, order, claim, litigation, investigation, judicial or administrative proceeding or judgment by or before any Governmental Authority or an Action by any Person involving violations of Environmental Laws or Releases of or exposure of any Person to Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any legal predecessor in interest; (b) from adjoining properties or businesses onto or otherwise impacting any assets or properties owned or operated by any Loan Party or any of its Subsidiaries; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means, as applicable, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and, as it relates to exposure to hazardous or toxic materials, the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other Requirement of Law, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other binding government restrictions relating to the protection of the environment or the generation, storage, use, labelling, transport, distribution, Release, deposit or migration of, or exposure of any Person to, any hazardous or toxic materials or materials listed, defined, or regulated as “hazardous”, “toxic”, a “pollutant”, or a “contaminant” or words of similar meaning under applicable Laws into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which, in each case, relate to any Loan Party’s noncompliance with Environmental Laws, any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (b) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Environmental Permits” means any and all Permits required under, or issued pursuant to, any Environmental Law.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by any Loan Party or any of its Subsidiaries of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of August 15, 2018, as amended and restated as of December 31, 2018 and as amended as of February 11, 2019, March 13, 2019 and September 2, 2019, among New Fortress Intermediate LLC, NFE Atlantic Holdings LLC, as borrower, the lenders and other financial institutions party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent on behalf of the lenders.

“Extraordinary Receipts” means any cash received by any Loan Party or any of its Subsidiaries from casualty or condemnation awards (and payments in lieu thereof).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Government Authorities implementing the foregoing.

“FCPA” has the meaning specified therefor in Section 6.01(z).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from 3 federal funds brokers of recognized standing.

“Fee Letters” means collectively, the Agent Fee Letter, the Lender Fee Letter and the Structuring Fee Letter.

“Final Maturity Date” means the date that is the three-year anniversary of the Closing Date.

“Financial Statements” means (a) the audited consolidated balance sheets of NFE Holdings and its Subsidiaries as of the end of the two most recently completed Fiscal Years ended at least 90 days before the Closing Date and related consolidated statements of operations, stockholders’ equity and cash flows of NFE Holdings and its Subsidiaries for the three most recently completed Fiscal Years ended at least 90 days before the Closing Date, (b) the unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of NFE and its Subsidiaries for each subsequent Fiscal Quarter ended at least 45 days before the Closing Date (other than any fiscal fourth quarter) after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof and (c) the unaudited consolidated balance sheets and related consolidated statements of operations of NFE and its Subsidiaries for each subsequent fiscal month ended at least 30 days before the Closing Date (other than any fiscal month that ends on a Fiscal Quarter end) after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (b) hereof, in each case prepared in accordance with GAAP.

“Fiscal Quarter” means a fiscal quarter of NFE and its Subsidiaries.

“Fiscal Year” means the fiscal year of NFE and its Subsidiaries ending on the last day of each calendar year.

“Foreign Benefit Event” means (a) with respect to any Foreign Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (iii) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee to administer any such Foreign Plan, or relating to the insolvency of any such Foreign Plan, (iv) the incurrence of any liability of a Loan Party or its Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, (v) the occurrence of any transaction that is prohibited under any applicable law and could result in the incurrence of any liability by a Loan Party or its Subsidiaries, or the imposition on a Loan Party or its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law and (vi) any other event or condition that could reasonably be expected to result in liability of a Loan Party or its Subsidiaries.

“Foreign Lender” has the meaning specified therefor in Section 2.09(d)(ii).

“Foreign Official” has the meaning specified therefor in Section 6.01(z).

“Foreign Plan” means an employee benefit plan or any pension or retirement plan maintained or contributed to by any Loan Party or its Subsidiaries with respect to employees employed outside the United States, other than any such plan sponsored or maintained by a Governmental Authority.

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests issued by a Foreign Subsidiary in order to secure the Obligations and, in each case, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Collateral Agent and the Borrower.

“Foreign Security Agreement” means an agreement granting a Lien on assets owned by any Foreign Subsidiary (or located in a foreign jurisdiction, as applicable) consisting of assets comprising the Collateral to secure the Obligations and governed by the law of the jurisdiction of organization of such Foreign Subsidiary (or the jurisdiction wherein such assets comprising the Collateral are located, as applicable) and, in each case, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fortress Equity Partners” means Fortress Equity Partners (A) LP, its limited partners, their respective heirs, successors and assigns and any of their spouses, siblings or lineal descendants (including adopted children and their lineal descendants) or any Person controlled directly or indirectly by, or trust or similar estate planning vehicle established exclusively for the benefit of, any of such Persons.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; provided that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.02 or Section 7.03 hereof or any other provision hereof, the Required Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement, and prior to the effectiveness of such amendment to this Agreement, such covenant or other provision shall be calculated without giving effect to such change in GAAP.

“Gas Contracts” means any Material Contract for the purchase or sale of natural gas or liquefied natural gas.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; (d) with respect to each of the Bermuda Guarantors (and in addition the documents listed in (a), (b) and (c) above, the register of directors and officers, the register of members, the Bermuda Monetary Authority’s foreign exchange letter of “No Objection” to the incorporation of each Bermuda Guarantor, and the tax assurance certificate; and (e) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means any nation or government, any Federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (a) Holdings and each Subsidiary of Holdings (other than the Borrower) listed as a “Guarantor” on the signature pages hereto, (b) NFE, (c) NFE Sub, and (d) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance satisfactory to the Administrative Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity, that subjects it to regulation under Environmental Law, as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws in any jurisdiction applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holdcos” means, collectively, (i) Holdings, (ii) NFE, and (iii) NFE Sub, and “Holdco” means any of them individually.

“Holdings” has the meaning specified therefor in the preamble hereto.

“Holdout Lender” has the meaning specified therefor in Section 12.02(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person and is no longer contingent); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities other than obligations that are cash collateralized on terms reasonably satisfactory to the Administrative Agent; (g) all net obligations and liabilities, calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions; (i) all Synthetic Debt and Synthetic Lease Obligations of such Person; (j) all Contingent Obligations in respect of obligations referred to in clauses (a) through (i) and (k) of this definition of another Person; (k) all Disqualified Equity Interests; and (l) all obligations referred to in clauses (a) through (k) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer so long as, in the case of a joint venture, such Indebtedness is recourse to any Loan Party.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Loan Parties and their Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

“Interest Period” means, with respect to the Term Loan, a period commencing on the date of the making of the Term Loan and ending 3 months thereafter and then each 3 month period thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 3 months after the date on which the Interest Period began, and (d) the Borrower may not select an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person leased or held for sale or lease by such Person, including, without limitation, all raw materials, work-in-process and finished goods, and all packaging, supplies and materials of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account or cash.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

“Investor Agreements” means (i) the Partnership Framework Agreement, dated as of August 23, 2017, by and among Atlantic Distribution Holdings SRL, a Barbados society with restricted liability, and DevTec Environment Limited, a limited company organized under the laws of Jamaica, as amended from time to time (other than any such amendments that would be materially adverse to the Lenders) (the “Partnership Framework Agreement”), and (ii) any agreements entered into to effect the Partnership Framework Agreement, including (a) the Investor Agreement of NFE North Distribution Limited, a Jamaican limited company, dated as of August 27, 2018, by and among Atlantic Distribution Holdings SRL, a Barbados society with restricted liability, DevTec Environment Limited, a Jamaica limited company, Atlantic Energy Holdings LLC, a Delaware limited liability company, and NFE North Holdings Limited, a Bermuda exempted company limited by shares, and (b) the Consulting Agreement.

“Jamaica Bonds” means the notes issued pursuant to the trust deed, dated September 2, 2019 (the “Jamaica Indenture”), by and between South Power and JCSD Trustee Services Limited.

“Jamaica Indenture” has the meaning specified therefor in the definition of “Jamaica Bonds”.

“Jamalco” means, collectively, General Alumina Jamaica LLC, a Delaware limited liability company, and Clarendon Alumina Production Limited, a company incorporated under the laws of Jamaica.

“Jamalco Power Purchase Agreement” means the Power Purchase Agreement, dated August 23, 2017, by and between Jamaica Public Service Company Limited, a company incorporated under the laws of Jamaica (“JPS”), and NFE South Power Holdings Limited, a limited liability company incorporated under the laws of Jamaica.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“Joinder Document Deliverable” has the meaning specified therefor in Section 7.01(b)(i).

“JPS” has the meaning specified therefor in the definition of “Jamalco Power Purchase Agreement”.

“La Paz Project” means the proposed liquefied natural gas terminal and gas-fired power plant of NFE and its Subsidiaries to be located at or proximate to the Port of Pichilingue in Baja California Sur, Mexico.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Lender Fee Letter” means that certain Lender Fee Letter, dated as of the date hereof, between Apollo Capital Management, L.P. and NFE.

“LIBOR” means, with respect to the Term Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on the applicable Bloomberg screen page that displays such rate (or, in the event such rate does not appear on such page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time.  “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time. Notwithstanding anything herein to the contrary, if “LIBOR” shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Rate” means, for each Interest Period, the greater of (a) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and (b) 1.50%.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge, easement, title defect, purchase option, right of first offer or right of first refusal, or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security, but not including the interest of a lessor under a lease that is an operating lease.

“Loan Document” means this Agreement, any Control Agreement, the Fee Letters, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any

Mortgage, any Security Document, any landlord waiver, any collateral access agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Party” means the Borrower and any Guarantor.

“Material Adverse Effect” means a material adverse effect on any of (a) the operations, assets, liabilities, or financial condition of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their obligations under any Loan Document or (c) the rights and remedies of any Agent or any Lender under any Loan Document.

“Material Contract” means (a) each contract set forth on Schedule 1.01(C) and (b) with respect to any Person, any other contract that would be required to be filed by NFE as a material contract pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

“Material Environmental Amount” means an amount or amounts required to be paid by the Loan Parties and their Subsidiaries, individually or in the aggregate in excess of $10,000,000, for: costs to prevent (excluding capital or other expenses incurred in the ordinary course of operations), resolve or correct a violation by the Borrower or any of its Subsidiaries of any Environmental Laws; costs required under Environmental Laws to investigate or remediate any Hazardous Material in the environment; and compensatory damages (including, without limitation, damages to natural resources), punitive damages, fines, and penalties awarded or issued by any Governmental Authority pursuant to any Environmental Laws.

“Material Jurisdiction” means a jurisdiction in which the Subsidiaries of Holdings organized therein have assets with an aggregate value in excess of $5,000,000 as of the last day of the Fiscal Quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 7.01(a)(ii) or 7.01(a)(iii).

“Material Project” means (i) any natural gas or liquefied natural gas terminal or gas-fired power plant project of NFE or any of its Subsidiaries that is projected to deliver or consume at least 100,000 gallons of liquefied natural gas per day or (ii) in any federal or national jurisdiction, any other customer or group of customers of NFE and its Subsidiaries that is projected to consume in the aggregate at least 100,000 gallons of liquefied natural gas per day delivered from NFE and its Subsidiaries for at least five years.

“Mexican Guarantors” means (i) Amaunet, S. de R.L. de C.V.; (ii) NFE Pacífico LAP, S. de R.L. de C.V.; (iii) NFEnergia GN de BCS, S. de R.L. de C.V.; (iv) NFEnergia Mexico, S. de R.L. de C.V.; and (v) any other Guarantor incorporated under the laws of Mexico.

“Mexico” means the United Mexican States.

“Miami Plant” means the natural gas liquefaction facility located in Miami-Dade County, Florida owned by LNG Holdings (Florida) LLC and associated infrastructure and other property.

“Miami Mortgage Assignment” means an Assignment of Mortgage in respect of the Amended and Restated Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of August 21, 2018, executed by LNG Holdings (Florida) LLC, to Morgan Stanley Senior Funding, Inc. and recorded August 30, 2018 in Official Records Book 31120, Page 3696, Public Records of Miami-Dade County.

“Miami Property” means that certain leasehold held by LNG Holdings (Florida) LLC with respect to the property known as 6800 Northwest 72nd Street, Miami, Florida.

“Minimum Term” means:  (i) for Material Projects located in Jamaica and in existence as of the date of this Agreement, ten years; (ii) for Material Projects located in Puerto Rico and in existence as of the date of this Agreement, five years; (iii) for the La Paz Project as of the date of this Agreement, five years; and (iv) for any other Material Project (including the La Paz Project after the date that is five years following the commercial operations date in respect of the La Paz Project), the lesser of (A) the term of the gas purchase agreements related to the Committed Volumes for such Material Project and (B) five years.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, mortgage deed, deed of trust or deed to secure debt, each substantially in the form of Exhibit F-1 or Exhibit F-2, as applicable (in each case, with such changes to account for local law matters) or otherwise in form and substance satisfactory to the Collateral Agent and the Borrower, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

“Mortgaged Property” means the Closing Date Mortgaged Property and the New Mortgaged Property.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates contributes or is obligated to contribute.

“Net Cash Proceeds” means, with respect to any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition (including, for the avoidance of doubt, any Sale and Leaseback Transaction) or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) all expenses related thereto incurred by such Person or such Subsidiary in good faith in connection therewith (including, with respect to any Permitted Disposition or Sale and Leaseback Transaction permitted under Section 7.02(f), expenditures in respect of moving and build-out costs), (c) transfer taxes paid or reasonably estimated to be payable to any taxing authorities by such Person or such Subsidiary in connection therewith, and (d) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid (or reasonably estimated to be payable) to a Person that, except in the case of out-of-pocket expenses and tax payments, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

“New Mortgaged Property” has the meaning specified therefor in Section 7.01(n).

“NFE” means New Fortress Energy LLC, a Delaware limited liability company.

“NFE Holdings” means New Fortress Energy Holdings LLC, a Delaware limited liability company.

“NFE Sub” means NFE Sub LLC, a Delaware limited liability company.

“Non-Recourse Indebtedness” means (i) Indebtedness of any Loan Party for which the sole legal recourse for collection of principal and interest on such Indebtedness (other than Customary Recourse Exceptions) is the specific assets, property or equipment identified in the instruments evidencing or securing such Indebtedness, replacements thereof, additions and accessions thereto, proceeds and products thereof and customary security deposits, (ii) unsecured Contingent Obligations provided by a Loan Party with respect to Customary Recourse Exceptions and (iii) Contingent Obligations of the direct parent entity of the entity that is the obligor in respect of such Indebtedness in respect of Non-Recourse Indebtedness of the type described in clause (i) of such entity; provided, in the case of this clause (iii), that, except with respect to Customary Recourse Exceptions, recourse for such Contingent Obligations shall be limited to the Equity Interests of such entity.

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a)

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Joinder Date” has the meaning specified therefor in Section 7.01(b)(iii).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12(b)).

“Outside Date” has the meaning specified therefor in Section 2.05(a).

“Participant Register” has the meaning specified therefor in Section 12.07(i).

“Payment Office” means the Administrative Agent’s office located at 225 W. Washington St., 9th Floor Chicago, Illinois 60606, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Lenders, the Collateral Agent and the Borrower.

“Payoff” means the repayment, prepayment, repurchase, redemption, defeasance or discharge in full of the Existing Credit Agreement, and the termination of all commitments thereunder and the release of all security interests and guaranties in connection therewith.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” means a certificate in form and substance reasonably satisfactory to the Collateral Agent and the Borrower providing information with respect to the property of each Loan Party.

“Permit” means any permit, license, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, registration, notification, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or bylaw, rule or regulation of, by or from any Governmental Authority.

“Permitted Acquisition” means any Acquisition by a Loan Party or any wholly-owned Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:

(a)          no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)        the Borrower shall have furnished to the Administrative Agent at least 10 Business Days prior to the consummation of such Acquisition (i) a term sheet (setting forth in reasonable detail the terms and conditions of such Acquisition) or executed purchase agreement and, at the request of any Agent, such other information and documents that any Agent may reasonably request with respect to such Acquisition, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) solely to the extent prepared internally by the Loan Parties in connection with such Acquisition, pro forma financial statements of NFE and its Subsidiaries after the consummation of such Acquisition, and (iii) a certificate of the chief financial officer of NFE, demonstrating on a pro forma basis compliance, as at the end of the most recently ended Fiscal Quarter for which internally prepared financial statements are available, with the covenant set forth in Section 7.03 hereof after the consummation of such Acquisition;

(c)         the agreements, instruments and other documents referred to in paragraph (b) above shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the applicable Seller or Sellers, or other obligation of the applicable Seller or Sellers (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);

(d)         such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned by a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person (or the continuing or surviving Person shall become a Loan Party);

(e)          the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA (calculated excluding corporate overhead costs) during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition; provided that, during the term of this Agreement, the Loan Parties and their wholly-owned Subsidiaries may enter into and consummate one or more Acquisitions the aggregate consideration (for all such Acquisitions) for which does not exceed $30,000,000 without compliance with this clause (e); provided further that the payment of the amounts specified on Schedule 1.01(E) shall be excluded from the restrictions set forth in this clause (e);

(f)          the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto;

(g)          [reserved];

(h)         any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) on or prior to the date of the consummation of such Acquisition (or arrangements reasonably satisfactory to the

Administrative Agent for the taking of such actions within the grace periods provided in Section 7.01(b) for a newly-formed or acquired Subsidiary shall have been made); and

(i)          the consideration for any such Acquisition shall consist solely of (x) Equity Interests of Holdings or cash generated by the issuance of Equity Interests of Holdings or (y) unrestricted cash on the balance sheet.

“Permitted Disposition” means:

(a)          sale of Inventory in the ordinary course of business;

(b)          licensing or sub-licensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business;

(c)          leasing or subleasing assets (including ground leases) in the ordinary course of business and the sale of leased equipment to customers purchasing natural gas in the ordinary course;

(d)        (i) the lapse of Registered Intellectual Property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Secured Parties;

(e)          any involuntary loss, damage or destruction of property;

(f)          any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g)         so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets (i) from any Loan Party or its Subsidiary to another Loan Party or its Subsidiary, and (ii) from any Subsidiary of NFE that is not a Loan Party to any other Subsidiary of NFE;

(h)          the granting of Permitted Liens;

(i)          (x) Disposition of obsolete or worn-out equipment or equipment that is no longer used or useful in the business of the Loan Parties and their Subsidiaries, in each case in the ordinary course of business and (y) Dispositions of equipment to the extent such equipment is exchanged for credit against the purchase price of similar replacement property;

(j)        Dispositions of accounts receivable in connection with a compromise, write-down or collection thereof in the ordinary course of business or in connection with the bankruptcy or reorganization of the applicable counterparty and Dispositions of any securities received in any such bankruptcy or reorganization;

(k)          the Disposition listed on Schedule 7.02(c)(ii); and

(l)          Dispositions of property or assets not otherwise permitted in clauses (a) through (j) above as long as (i) the aggregate amount of consideration received is not less than the fair market value of such property or assets and (ii) 75% of the purchase price is payable in cash or Cash Equivalents.

“Permitted Holders” means Fortress Investment Group LLC, Fortress Equity Partners, NFE Holdings and their respective Control Investment Affiliates; provided that the definition of “Permitted Holders” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).

“Permitted Indebtedness” means:

(a)          any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b)          any other Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c)          any Refinancing Facilities;

(d)          Permitted Intercompany Investments;

(e)        Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds, and performance and completion guarantees, and similar obligations (other than in respect of other obligations for borrowed money);

(f)          Indebtedness owed to any Person (including obligations in respect of letters of credit, bank guarantees and similar instruments for the benefit of such Person) providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(g)        the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes;

(h)        Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), netting services, overdraft protection or other similar cash management services, in each case, incurred in the ordinary course of business;

(i)          contingent liabilities in respect of any indemnification obligation, adjustment of or additional purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(j)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of incurrence;

(k)          Indebtedness consisting of the financing of insurance premiums to the extent non-recourse (other than to the insurance premiums) incurred in the ordinary course of business;

(l)           customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(m)        Indebtedness in respect of Contingent Obligations of any Loan Party or any of its Subsidiaries in respect of Indebtedness of any Loan Party or any other Subsidiary of any Loan Party permitted hereunder; provided that, (i) in the case of a Contingent Obligation of a Loan Party in respect of Indebtedness of a Subsidiary that is not a Loan Party, such Contingent Obligation is permitted under Section 7.02(e), (ii) in the case of Indebtedness permitted to be incurred pursuant to clause (o), (p) or (u) of “Permitted Indebtedness”, such Contingent Obligations constitute Non-Recourse Indebtedness pursuant to clauses (ii) and (iii) of the definition thereof and (iii) in the case of Indebtedness permitted to be incurred pursuant to clause (p) of “Permitted Indebtedness”, and in addition to the preceding clause (ii), Contingent Obligations may be incurred by an unsecured guaranty by any Holdco;

(n)          to the extent constituting Indebtedness, take-or-pay obligations of any Loan Party or any of its Subsidiaries under any gas supply agreements entered into in the ordinary course of business;

(o)         (i) Non-Recourse Indebtedness of any Special Purpose Subsidiary incurred to finance the purchase, lease, improvement, development, construction, remanufacturing, refurbishment, repair, handling and repositioning, maintenance or repair of International Organization for Standardization containers, tanker trucks and rail cars; provided that such Non-Recourse Indebtedness incurred pursuant to this clause (o) is incurred reasonably promptly prior to, concurrently with or within 365 days after the applicable financing, purchase, lease, improvement, development, construction, remanufacturing, refurbishment, handling and repositioning, maintenance or repair or (ii) Permitted Refinancing Indebtedness to refinance other Non-Recourse Indebtedness incurred pursuant to this clause (o); provided that the aggregate principal amount of Indebtedness at any time outstanding and incurred in reliance on this clause (o) shall not exceed $25,000,000; provided, further, that the Loan Parties and their Subsidiaries (i) may only approach financing sources other than Apollo to provide the financing set forth in this clause (o) after Apollo has been approached to provide such financing and provided with reasonably detailed information regarding the proposed financing need (which information shall be subject to Section 12.19), (ii) may not enter into a definitive agreement with a financing source other than Apollo to provide such financing until the date that is 10 days following the date Apollo was approached and provided with such information and (iii) will, to the extent requested by Apollo following the time it was so approached, engage in good faith discussions and negotiations related to, and provide information as reasonably requested by Apollo regarding, such financing (which information shall be subject to Section 12.19);

(p)          (i) Indebtedness of any Special Purpose Subsidiary incurred to finance the purchase, lease, improvement, development, construction, remanufacturing, refurbishment, handling and repositioning, maintenance or repair of marine vessels; provided that such Indebtedness incurred pursuant to this clause (p) is incurred reasonably promptly prior to, concurrently with or within 365 days after the applicable financing, purchase, lease, improvement, development, construction, remanufacturing, refurbishment, handling and repositioning, maintenance or repair or (ii) Permitted Refinancing Indebtedness to refinance other Indebtedness incurred pursuant to this clause (p); provided that the aggregate principal amount of Indebtedness at any time outstanding and incurred in reliance on this clause (p) shall not exceed $125,000,000; provided, further, that, except as disclosed to Apollo prior to the Effective Date, the Loan Parties and their Subsidiaries (i) may only approach financing sources other than Apollo to provide the financing set forth in this clause (p) after Apollo has been approached to provide such financing and provided with reasonably detailed information regarding the proposed financing need (which information shall be subject to Section 12.19), (ii) may not enter into a definitive agreement with a financing source other than Apollo to provide such financing until the date that is 10 days following the date Apollo was approached and provided with such information and (iii) will, to the extent requested by Apollo following the time it was so approached, engage in good faith discussions and negotiations related to, and provide information as reasonably requested by Apollo regarding, such financing (which information shall be subject to Section 12.19);

(q)         Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness) incurred, issued or assumed by any Loan Party or its Subsidiaries to finance the acquisition, purchase, lease, development, construction, repair, replacement, refurbishment, repositioning or improvement of fixed or capital property or equipment; provided that such Indebtedness incurred pursuant to this clause (q) is incurred reasonably promptly prior to, concurrently with or within 365 days after the applicable acquisition, purchase, lease, development, construction, repair, replacement, refurbishment, repositioning or improvement; provided further, that, the aggregate principal amount of all Indebtedness at any time outstanding and incurred in reliance on this clause (q) shall not exceed $10,000,000;

(r)          letters of credit and the related guarantees thereof incurred in the ordinary course of business in an aggregate principal amount not to exceed at any one time outstanding (x) for letters of credit and related guarantees in respect of obligations under gas supply contracts, $50,000,000 or (y) for letters of credit and related guarantees in respect of any other obligations, $50,000,000, which Indebtedness under this clause (r) may be secured by cash collateral; provided, however, that, in each case of subclauses (x) and (y), upon the drawing of any such letters of credit, such obligations are reimbursed within 90 days following such drawing or incurrence;

(s)          Indebtedness of NFE North Distribution Limited incurred in accordance with the Investor Agreements; provided that, the aggregate principal amount of all Indebtedness at any time outstanding and incurred in reliance on this clause (s) shall not exceed $2,500,000;

(t)          to the extent constituting Indebtedness, leases, charters or other contracts for the use or hire of vessels and leases of equipment at marine terminals in the ordinary course of business;

(u)        (i) Non-Recourse Indebtedness of any Special Purpose Subsidiary incurred to finance the purchase, design, development, construction, repair, refurbishment, commissioning and operation of power plants, landed or marine terminals, and related pipelines and infrastructure; provided that such Non-Recourse Indebtedness incurred pursuant to this clause (u) is incurred reasonably promptly prior to, concurrently with or within 365 days after the applicable purchase, design, development, construction, repair, refurbishment, commissioning or operation or (ii) Permitted Refinancing Indebtedness to refinance other Indebtedness incurred pursuant to this clause (u); provided that the aggregate principal amount of Indebtedness at any time outstanding and incurred in reliance on this clause (u) shall not exceed $100,000,000; provided, further, that the Loan Parties and their Subsidiaries (i) may only approach financing sources other than Apollo to provide the financing set forth in this clause (u) after Apollo has been approached to provide such financing and provided with reasonably detailed information regarding the proposed financing need (which information shall be subject to Section 12.19), (ii) may not enter into a definitive agreement with a financing source other than Apollo to provide such financing until the date that is 10 days following the date Apollo was approached and provided with such information and (iii) will, to the extent requested by Apollo following the time it was so approached, engage in good faith discussions and negotiations related to, and provide information as reasonably requested by Apollo regarding, such financing (which information shall be subject to Section 12.19);

(v)        Indebtedness of any Loan Party or any of its Subsidiaries incurred or assumed after the date hereof (other than for borrowed money); provided that the aggregate principal amount of Indebtedness at any time outstanding and incurred in reliance on this clause (v) shall not exceed $2,000,000.

“Permitted Intercompany Investments” means Investments made by (a) a Loan Party to or in another Loan Party, (b) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party and (c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance made pursuant to this clause (c), the parties thereto are party to the Intercompany Subordination Agreement.

“Permitted Investments” means:

(a)          Investments in cash and Cash Equivalents;

(b)          Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)          advances made in connection with purchases of goods or services in the ordinary course of business;

(d)          Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e)          Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f)          Permitted Intercompany Investments;

(g)          Permitted Acquisitions and any Investments held by any Person acquired in connection with (but not made in contemplation of) any Permitted Acquisition as of the date of consummation of such acquisition;

(h)          Investments in, or donations or contributions to, New Fortress Energy Foundation Limited in an aggregate amount not to exceed $500,000 in any Fiscal Year;

(i)          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j)          Investments in Hedging Agreements permitted under Section 7.02(b);

(k)         extensions of trade credit (including equipment rental and purchase arrangements for customers) in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors in the ordinary course of business;

(l)          Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m)         Investments consisting of the purchase of outstanding minority interests in non-wholly owned subsidiaries of the Loan Parties pursuant to obligations existing as of the date hereof and set forth on Schedule 7.02(e);

(n)          Investments the consideration for which is Equity Interests of NFE (other than Disqualified Equity Interests) and proceeds thereof; and

(o)          Investments in an aggregate amount, when taken together with the Investments previously made pursuant to this clause (o), not to exceed $5,000,000.

“Permitted Junior Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be junior to the Liens on the Collateral securing the Term Loans, an intercreditor agreement for the sharing of liens on a junior basis in form and substance that is reasonably acceptable to the Required Lenders in their sole discretion.

“Permitted Liens” means:

(a)          Liens securing the Obligations;

(b)          Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(ii);

(c)         Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings initiated as promptly as practicable and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)          Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the date hereof and any Permitted Refinancing Indebtedness in respect thereof;

(e)          Liens in respect of Refinancing Facilities and subject to a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable;

(f)          deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on performance, surety, statutory or appeal bonds or performance and completion guarantees and similar obligations (and, in the case of each of the foregoing, deposits and pledges of cash in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued for the account of any Loan Party or any Subsidiary in support of any such obligations), but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)         with respect to any Mortgaged Property, covenants, easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money (other than Indebtedness otherwise permitted hereunder) or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h)         Liens of landlords securing unpaid rents (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, and/or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i)          the title and interest of a lessor or sublessor, or of a licensor or a sublicensor, in and to personal property leased or subleased (other than through a Capitalized Lease), or licensed or sublicensed, in each case extending only to such personal property;

(j)          non-exclusive licenses of Intellectual Property granted in the ordinary course of business;

(k)          judgment liens securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

(l)          rights of set-off, bankers’ liens or similar rights and remedies upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(m)         Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n)          Liens solely on any cash earnest money deposits or escrow arrangements made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(o)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p)          Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or any comparable or successor provision) on items in the course of collection, and (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(q)          Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(r)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by a Loan Party or any of its Subsidiaries in the ordinary course of business;

(s)          leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of any Loan Party or any of its Subsidiaries and do not secure any Indebtedness;

(t)          Liens arising from UCC or other applicable personal property financing statement filings regarding operating leases entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business;

(u)         (i) Liens to secure Indebtedness incurred pursuant to clause (q) of “Permitted Indebtedness”; provided that (x) such Lien shall be created within 365 days of the acquisition, purchase, lease, development, construction, repair, replacement, refurbishment, repositioning or improvement of such property or equipment and (y) such Lien does not apply to any property or assets of any Loan Party or any Subsidiary thereof other than the property or assets financed with such Indebtedness, replacements thereof, additions and accessions to such property, proceeds and products thereof and customary security deposits; and (ii) Liens on cash collateral to secure letters of credit permitted by clause (r) of “Permitted Indebtedness”;

(v)          Liens arising from Cash Equivalents described in clause (d) of the definition of the term “Cash Equivalents”;

(w)         restrictions, covenants, land use contracts, rent charges, building schemes, declarations of covenants, conditions and restrictions, or servicing agreements in favor of any Governmental Authority;

(x)          the right reserved to or vested in any Governmental Authority, by the terms of any Permit acquired by such Person or by any Requirement of Law, to terminate any such Permit or to require annual or other payments as a condition to the continuance thereof;

(y)          any security given to a public authority or other service provider or any other Governmental Authority when required by such utility or other Governmental Authority in connection with the operations of such person in the ordinary course of its business;

(z)          the reservations, limitations, provisos and conditions, if any, expressed in any grants from any Governmental Authority or any similar authority;

(aa)        other Liens of any Loan Party or any of its Subsidiaries securing obligations not constituting obligations for borrowed money in an aggregate principal amount at any time outstanding not to exceed $2,000,000;

(bb)      Liens securing Non-Recourse Indebtedness (or Refinancing Indebtedness in respect thereof) permitted to be incurred pursuant to clause (u) of “Permitted Indebtedness”; provided that (i) such Liens shall be created within 365 days of the purchase, design, development, construction, repair, refurbishment, commissioning and operation of the power plants, landed or marine terminals, and related pipelines and infrastructure financed by such Indebtedness and (ii) such Liens do not at any time encumber any property, equipment or other assets other than (x) the power plants, landed or marine terminals, and related pipelines and infrastructure financed by such Indebtedness, contracts relating to the use or operation of such assets (to the extent reasonably necessary to support payment of principal and interest of such Indebtedness) with any Loan Party or its Subsidiaries and, in each case, replacements thereof, additions and accessions to such property, proceeds and products thereof and customary security deposits in connection therewith and (y) the Equity Interests of the Special Purpose Subsidiary incurring such Non-Recourse Indebtedness;

(cc)       Liens securing Non-Recourse Indebtedness (or Refinancing Indebtedness in respect thereof) permitted to be incurred pursuant to clause (o) of “Permitted Indebtedness”; provided that (i) such Liens shall be created within 365 days of the purchase, lease, improvement, development, construction, remanufacturing, refurbishment, repair, handling and repositioning, maintenance or repair of the containers, tanker trucks and rail cars financed by such Indebtedness and (ii) such Liens do not at any time encumber any property, equipment or other assets other than (x) the containers, tanker trucks and rail cars financed by such Indebtedness, contracts relating to the use or operation of such assets (to the extent reasonably necessary to support payment of principal and interest of such Indebtedness) with any Loan Party or its Subsidiaries and, in each case, replacements thereof, additions and accessions to such property, proceeds and products thereof and customary security deposits in connection therewith and (y) the Equity Interests of the Special Purpose Subsidiary incurring such Non-Recourse Indebtedness;

(dd)       Liens securing Indebtedness (or Refinancing Indebtedness in respect thereof) permitted to be incurred pursuant to clause (p) of “Permitted Indebtedness”; provided that (i) such Liens shall be created within 365 days of the purchase, lease, improvement, development, construction, remanufacturing, refurbishment, repair, handling and repositioning, maintenance or repair of the marine vessels financed by such indebtedness and (ii) such Liens do not at any time encumber any property, equipment or other assets other than (x) the marine vessels financed by such Indebtedness, contracts (including charters) relating to the operation of such assets (to the extent reasonably necessary to support payment of principal and interest of such Indebtedness) with any Loan Party or its Subsidiaries and, in each case, replacements thereof, additions and accessions to such property, proceeds and products thereof and customary security deposits in connection therewith and (y) the Equity Interests of the Special Purpose Subsidiary incurring such Indebtedness.

“Permitted Pari Passu Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be pari passu with the Liens on the Collateral securing the Term Loans, an intercreditor agreement for the sharing of liens on a pari passu in form and substance that is reasonably acceptable to the Required Lenders in their sole discretion.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a)        after giving effect to such extension, refinancing or modification, the aggregate principal amount of such Indebtedness is not greater than the aggregate principal amount of Indebtedness and unused commitments outstanding immediately prior to such extension, refinancing or modification (other than by the amount of accrued and unpaid interest with respect thereto and premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b)         such extension, refinancing or modification does not result in (i) the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified being shorter than the shorter of (x) the remaining average weighted maturity of the Term Loans and (y) the remaining average weighted maturity of such Indebtedness prior to giving effect to such extension, refinancing or modification or (ii) the maturity date of the Indebtedness so extended, refinanced or modified being earlier than the earlier of (x) the Final Maturity Date and (y) the maturity date of such Indebtedness prior to giving effect to such extension, refinancing or modification;

(c)        such extension, refinancing or modification is pursuant to terms (including, without limitation, terms relating to the payment of cash interest (which cannot exceed the amount of cash interest payable on such Indebtedness as of the Closing Date)) that are not less favorable, when taken as a whole, to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified;

(d)         the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended

(e)          if the Indebtedness that is extended, refinanced or modified is subordinated to the Obligations, then such extension, refinancing or modification shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and

(f)          such extension, refinancing or modification shall not be secured by any Lien on any asset other than the assets that secured such Indebtedness (or would have been required to secure such Indebtedness pursuant to the terms thereof).

“Permitted Restricted Payments” means any of the following Restricted Payments made by:

(a)          any Subsidiary of NFE to any Loan Party or any Subsidiary of a Loan Party; provided that, if the Subsidiary making such Restricted Payment is a Loan Party, then the recipient of such Restricted Payment shall also be a Loan Party,

(b)          NFE to make Restricted Payments in the form of common Equity Interests,

(c)          NFE, or any other Loan Party, to repurchase Equity Interests of NFE from former or current officers, directors, managers, consultants or employees (or their estates, family members, ex-spouses or spouses) of NFE or any other Loan Party in an aggregate amount not to exceed $2,000,000 in any Fiscal Year,

(d)          NFE, or any other Loan Party, to make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchange for Equity Interests in NFE, and

(e)          any Loan Party, or any of its Subsidiaries, to repurchase Equity Interests upon the exercise of stock options granted to officers, directors, managers or employees in the ordinary course of business and consistent with common practices of similarly situated public companies, if such Equity Interests represent a portion of the exercise price of such stock options or upon the net settlement of equity awards to satisfy applicable Tax withholding obligations.

“Permitted Specified Liens” means Permitted Liens described in clauses (a), (b), (c) and (e) of the definition of Permitted Liens, and, solely in the case of Section 7.01(b)(i), including clauses (g), (h) and (i) of the definition of Permitted Liens.

“Permitted Tax Distribution” means, with respect to any taxable period ending after the Closing Date for which Holdings is treated as a partnership or disregarded entity for U.S. federal income Tax purposes, in an aggregate amount equal to the product of (A) the taxable income of any direct or indirect owner of Holdings attributable to such owner’s interest in Holdings for such taxable period (determined, for any taxable period with respect to which Holdings is a disregarded entity, by treating Holdings as if it were a partnership) and (B) the highest combined marginal U.S. federal, state and local income tax rate applicable to any direct or indirect equity owner of Holdings for such taxable period (taking into account the character of the taxable income in question (ordinary income, long-term capital gain, qualified dividend income, etc.) and the deductibility of state and local income Taxes for U.S. federal income Tax purposes (and any applicable limitations thereon)). Any Permitted Tax Distribution with respect to any taxable period may be made in quarterly installments during the course of such period using reasonable estimates of the anticipated aggregate amount of such Permitted Tax Distribution for such period, (A) with any excess of aggregate installments actually paid with respect to any such period over the actual amount of such Permitted Tax Distribution for such period reducing the amount of Permitted Tax Distribution with respect to the immediately subsequent period (and, to the extent such excess is not fully absorbed in the immediately subsequent period, the following period(s)) and (B) with any excess of the actual amount of such Permitted Tax Distribution for such period over the aggregate installments actually paid with respect to any such period increasing the amount of Permitted Tax Distribution with respect to the immediately subsequent period.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Plan” means any Employee Plan or Multiemployer Plan.

“Platform” has the meaning specified therefor in Section 7.01(a).

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest in respect of Term Loans then in effect (or that would have been in effect if Term Loans were then outstanding) from time to time pursuant to the terms of this Agreement plus 2.00%.

“Principal Obligations” means all Obligations, other than the Parallel Debt.

“Pro Rata Share” means, with respect to a Lender’s obligation to make the Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan of all Lenders.

“Projections” means financial projections of NFE and its Subsidiaries delivered pursuant to Section 7.01(a)(vi).

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Real Property Deliverables” means the requirement that within ninety (90) days after the Closing Date, with respect to the Mortgaged Property (other than the Miami Property, as below provided), the Collateral Agent shall have received each of the following agreements, instruments and other documents in respect of each Mortgaged Property:

(a)         a Mortgage duly executed by the applicable Loan Party, in form and substance reasonably acceptable to the Collateral Agent and suitable for recording or filing, together with such other documents and instruments, payments of recording charges and/or taxes necessary to cause the same to be recorded in the real property records (provided, that with respect to the Miami Property, the Collateral Agent will accept the Miami Mortgage Assignment, together with an amendment and restatement of the mortgage assigned thereunder substantially in the form of Exhibit F-2, in lieu of a Mortgage (provided that such amendment and restatement of mortgage shall be deemed a Mortgage for all purposes of this Agreement and the requirements of this definition relating to Mortgages shall apply to such amendment and restatement), it being understood such Miami Mortgage Assignment shall be delivered on the Closing Date and that the Borrower shall be responsible for all costs and expenses associated with the Miami Mortgage Assignment);

(b)         evidence of the recording of each Mortgage in such public registry, office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c)          a Title Insurance Policy with respect to each Mortgage;

(d)         a current ALTA survey and a surveyor’s certificate, in form and substance satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Mortgaged Property is located and satisfactory to Collateral Agent; provided, however, that, with respect to any Mortgaged Property, the Loan Parties and their Subsidiaries shall not be required to satisfy the requirements of this clause (d) if the Title Insurance Policy for the applicable Mortgage does not include a general exception concerning matters a survey would show based on an existing survey together with an affidavit of no change;

(e)         an opinion of counsel, reasonably satisfactory to the Collateral Agent, in the state where such Mortgaged Property is located with respect to the enforceability of the Mortgage to be recorded and such other reasonable and customary matters as the Collateral Agent may reasonably request;

(f)           a reasonably satisfactory ASTM 1527-13 Phase I Environmental Site Assessment of each Mortgaged Property, in form and substance and by an independent firm reasonably satisfactory to Collateral Agent;

(g)         if requested by any Lender, no later than three (3) Business Days prior to the delivery of the Mortgage, the following documents and instruments, in order to comply with the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System) (“Flood Laws”): (1) a complete standard flood hazard determination form, (2) if any portion of the improvements on any Mortgaged Property is located in a special flood hazard area, a notification to the Borrower

(“Borrower Notice”) and, if applicable, notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in NFIP, (3) documentation evidencing the Borrower’s receipt of the Borrower Notice and (4) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Collateral Agent (any of the foregoing being “Evidence of Flood Insurance”); and

(h)          such other agreements, instruments and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require

“Recipient” means any Agent and any Lender, as applicable.

“Reference Rate” means, for any period, the greater of (i) the Federal Funds Rate plus 0.50% per annum, (ii) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis) plus 1.00% per annum, and (iii) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein or any similar release by the Federal Reserve Board.  Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Refinancing Facilities” means, collectively, (i) any secured or unsecured term loans incurred by the Borrower (such loans, “Refinancing Term Loans”) or (ii) any secured or unsecured notes or loans issued by the Borrower (whether under an indenture, a credit agreement or otherwise) (such loans or notes, the “Refinancing Notes”) and, in each case, the Indebtedness represented thereby; provided, that (a) 100% of the Net Cash Proceeds of such Refinancing Term Loans or Refinancing Notes are used to permanently reduce Term Loans on a dollar-for-dollar basis substantially simultaneously with the incurrence or issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Term Loans or Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate principal amount of the Term Loans so reduced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto; (c) the final maturity date of such Refinancing Term Loans or Refinancing Notes is on or after the Final Maturity Date; (d) the Weighted Average Life to Maturity of such Refinancing Term Loans or Refinancing Notes is greater than or equal to the remaining Weighted Average Life to Maturity of the Term Loans so reduced; (e) the terms of such Refinancing Term Loans or Refinancing Notes do not require any mandatory prepayments or mandatory redemptions, pursuant to a sinking fund obligation or otherwise, prior to the Final Maturity Date (except as a result of (i) the payment in full of the Obligations (other than Contingent Indemnification Obligations) and (ii) a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations (other than Contingent Indemnification Obligations) and the termination of the Commitments); (f) the other terms of such Refinancing Term Loans or Refinancing Notes, taken as a whole, are substantially similar to, or not materially less favorable to (i) the Borrower and its Subsidiaries or (ii) the Lenders, in each case, than the terms, taken as a whole, applicable to the Term Loans (other than any such less favorable terms that are (1) applicable only after the Final Maturity Date or (2) added for the benefit of the existing Term Loans at the time of the applicable refinancing); (g) there shall be no obligor in respect of such Refinancing Term Loans or Refinancing Notes that is not a Loan Party; (h) Refinancing Term Loans or Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable and (i) such Refinancing Term Loans or Refinancing Notes (1) shall not accrue interest at a rate that exceeds the Applicable Margin, (2) shall not be issued with original issue discount and (3) shall not be subject to any “make-whole” provision in connection with a voluntary or mandatory prepayment thereof.

“Register” has the meaning specified therefor in Section 12.07(f).

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or any equivalent office or agency in any other country throughout the world.

“Registered Loans” has the meaning specified therefor in Section 12.07(f).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remeasurement Date” means (i) in the case of Material Projects located in Jamaica and in existence as of the date of this Agreement, the date set forth on Schedule 1.01(F) and (ii) for all other Material Projects the volumes of which have not previously been determined to be “Committed Volumes”, 120 calendar days following the commercial operations date in respect of such Material Project; provided that (x) in the case of Material Projects of the type described in clause (ii) of the definition thereof, “commercial operations date” shall be deemed to mean the latest of the commercial operations dates of any customer or group of customers the projected consumption of which is aggregated for purposes of determining such Material Project and (y) for the La Paz Project, in addition to the Remeasurement Date specified in clause (ii) above, an additional Remeasurement Date shall occur (and new Committed Volumes and Minimum Term shall be calculated) on the date that is four years and six months following the commercial operations date in respect of the La Paz Project.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

“Replacement Lender” has the meaning specified therefor in Section 12.02(b).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares aggregate at least 50.1%.

“Required Prepayment Date” has the meaning specified therefor in Section 2.05(g).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all Federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Responsible Officer” means, when used with respect to the Agent, any officer within the department of the Administrative Agent or Collateral Agent, as applicable, administering this matter, including any vice president, assistant vice president, senior associate, assistant secretary, assistant treasurer, trust officer or any other officer of the Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any such matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.

“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding or (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding.

“Sale and Leaseback Transaction” means, with respect any Loan Party or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby any Loan Party or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property (or any portion thereof) or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions Programs” means any of the sanctions programs and related Requirements of Law administered by (a) the U.S. government, including those administered by the Treasury Department’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, the Government of Canada or Her Majesty’s Treasury of the United Kingdom, in each case, as renewed, extended, amended, or replaced.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Party” means any Agent, any Lender and each Person providing treasury, depositary and cash management services to a Loan Party the obligations under which constitute Obligations.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(l).

“Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date made by the Domestic Loan Parties and the Bermuda Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“Security Documents” means, collectively, the Security Agreement, the Mortgages, the Foreign Pledge Agreements, the Foreign Security Agreements, the Miami Mortgage Assignment and each other security agreement or other instrument or document executed and delivered pursuant to any of the foregoing or pursuant to Section 7.1(b), Section 7.1(n) or Section 7.1(q) to secure any of the Obligations.

“Seller” means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“South Power” means NFE South Power Holdings Limited, a private company limited by shares duly incorporated under the laws of Jamaica, and each of its Subsidiaries.

“South Power Gas Sales Agreement” means the Gas Sales Agreement, dated August 23, 2017, between NFE South Power Trading Limited, a Bermuda exempted limited liability company (“South Power Trading (Bermuda)”), and NFE South Power Holdings Limited, a company organized under the laws of Jamaica, which may be assigned by South Power Trading (Bermuda) to NFE South Power Trading Limited, a company organized under the laws of Jamaica, or another Loan Party.

“Special Purpose Subsidiary” means any Loan Party that is the borrower or issuer under Indebtedness incurred pursuant to clause (o), (p) or (u) of “Permitted Indebtedness”; provided, that (i) such Special Purpose Subsidiary has no assets other than the (x) containers, tanker trucks and rail cars, (y) marine vessels, or (z) power plants, landed or marine terminals and related pipelines and infrastructure, as applicable, financed by the applicable Indebtedness and immaterial assets ancillary to the assets so financed and (ii) any transaction (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) between Subsidiaries that are not Special Purpose Subsidiaries, on the one hand, and Special Purpose Subsidiaries, on the other hand, must be on terms no less favorable to the Subsidiaries that are not Special Purpose Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

“Specified Inventory Valuation Event” means, with respect to Inventory consisting of liquefied natural gas, a charge or expense related to a reduction in the valuation of the amount of liquefied natural gas remaining in Inventory as a result of a sale of a portion of liquefied natural gas Inventory to a third party.

“Standard & Poor’s” means S&P Global Ratings and any successor thereto.

“Structuring Fee Letter” means that certain Structuring Fee Letter, dated as of the date hereof, between Apollo Capital Management, L.P. and NFE.

“Subordinated Indebtedness” means Indebtedness of any Loan Party which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.  References to a Subsidiary shall mean a Subsidiary of Holdings unless the context expressly provides otherwise.  For purposes of this Agreement, (x) Holdings shall be deemed to be a Subsidiary of NFE Sub LLC, and (y) South Power and New Fortress Energy Foundation Limited shall be deemed not to be a Subsidiary of Holdings or the Borrower or any of their respective Subsidiaries, other than for purposes of the term “Financial Statements”, Section 5.02(d)(xiv) and Sections 7.01(a)(ii) and (iii), and as described in Section 2.05(c).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligations” means the monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the first date on which all of the Obligations are paid in full in cash and the Commitments of the Lenders are terminated.

“Termination Event” means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, (e) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan, or (f) a Foreign Benefit Event with respect to any Foreign Plan.

“Term Loan” means, collectively, the loans made by the Term Loan Lenders to the Borrower on the Closing Date pursuant to Sections 2.01(a).

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrower on the Closing Date in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued to the Collateral Agent by or on behalf of a title insurance company selected by or otherwise reasonably satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount no greater than one hundred twenty (120%) percent of the fair market value of such property (as reasonably estimated by the Borrower) and with such endorsements reasonably satisfactory to the Collateral Agent (other than a zoning 3.1 endorsement).

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments.  As of the date hereof, the Total Term Loan Commitments is $800,000,000.00.

“Transactions” means, collectively, (i) the execution, delivery and performance of the Loan Documents, (ii) the consummation of the Payoff and (iii) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.05.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified therefor in Section 2.09(d)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“Waivable Mandatory Prepayment” has the meaning specified therefor in Section 2.05(g).

“WARN” has the meaning specified therefor in Section 6.01(p).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03        Certain Matters of Construction.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders.  Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this

Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04        Pro Forma Calculations.

(a)         Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Debt Service Coverage Ratio  pursuant to this Agreement shall be calculated in the manner prescribed by this Section 1.04.

(b)         In the event that any Loan Party or any of its Subsidiaries redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the end of the applicable period for which such financial ratio or test is being calculated but prior to or simultaneously with the event for which such calculation is being made, then such financial ratio or test shall be calculated giving pro forma effect to such redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on the last day of the applicable period.

Section 1.05        Accounting and Other Terms.

(a)         Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP.  For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01 and Section 7.02, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates by reference to a publicly available service for displaying exchange rates as may be reasonably selected by the Borrower in accordance with its internal accounting policies and with GAAP consistently applied (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates by reference to a publicly available service for displaying exchange rates as may be reasonably selected by the Borrower in accordance with its internal accounting policies and with GAAP consistently applied as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of NFE and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)         All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent (acting at the written direction of the Required Lenders) may otherwise determine.

Section 1.06        Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01       Commitments.  (a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth in Article VI, each Term Loan Lender severally agrees to make its portion of the Term Loan to be advanced on the Closing Date to the Borrower on the Closing Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan Commitment.

(b)         Notwithstanding the foregoing, the aggregate principal amount of the Term Loan made on the Closing Date shall not exceed the Total Term Loan Commitment.  Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

Section 2.02        Making the Term Loans.  With respect to the making of Term Loans:

(a)         The Borrower shall give the Administrative Agent prior written notice substantially in the form of Exhibit C hereto (a “Notice of Borrowing”); provided, that the Borrower may not deliver the Notice of Borrowing prior to 12:00 p.m. (New York City time) on the date hereof.  Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) wire instructions for the account of the Borrower into which such funds should be deposited, and (iii) the proposed borrowing date, which must be a Business Day that is (x) no earlier than three Business Days after the Effective Date and (y) no earlier than one Business Day after the date of the Notice of Borrowing.  The Administrative Agent and the Lenders may act without liability upon the basis of written, emailed or telecopied notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent).  The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary.  The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b)         Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

(c)        Except as otherwise provided in this Section 2.02(c), the Term Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Term Loan Commitment; it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Term Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Term Loan requested hereunder, and each Lender shall be obligated to make the Term Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.  Not later than 1:00 p.m., New York City time, on the borrowing date, each Lender shall deliver to the account of the Borrower specified in the Notice of Borrowing an amount in immediately available funds equal to the such Lender’s Pro Rata Share of the Term Loan to be made by the Lenders.

Section 2.03        Repayment of Term Loans; Evidence of Debt.

(a)          [Reserved].

(b)         The outstanding principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earlier of (i) the Final Maturity Date and (ii) the date on which the Term Loan is declared due and payable pursuant to the terms of this Agreement.

(c)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)         The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Term Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)         The entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(c) and the accounts maintained pursuant to Section 2.03(d), the accounts maintained pursuant to Section 2.03(d) shall govern and control.

(f)          Any Lender may request that Term Loans made by it be evidenced by a promissory note substantially in the form of Exhibit D hereto.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit D hereto.  Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the payee named therein.

Section 2.04        Interest.

(a)         [Reserved].

(b)         Interest Rate.  The Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the Closing Date until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(c)         Default Interest.  To the extent permitted by law and notwithstanding anything to the contrary in this Section, automatically upon the occurrence and during the continuance of any Event of Default (and, for the avoidance of doubt, in addition to any step-ups set forth in the definition of “Applicable Margin”), the principal of, and all accrued and unpaid interest on, all Term Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d)        Interest Payment.  Interest on the Term Loan shall be payable quarterly, in arrears, on the last day of each Interest Period. For the avoidance of doubt, interest will accrue from and including the Closing Date. Interest at the Post-Default Rate shall be payable on demand. All interest payments shall be payable in cash.

(e)          General.  All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05         Termination of Commitment; Prepayment of Term Loans.

(a)         Termination of Commitments.  The Total Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the earlier of (x) the Closing Date and (y) February 15, 2020 (the “Outside Date”) if the Closing Date shall not have occurred by the Outside

Date due to the Borrower’s failure to satisfy the conditions precedent set forth in Section 5.02 by the Outside Date.

(b)          Optional Prepayment.

(i)          [Reserved].

(ii)        Term Loan.  The Borrower may, at any time and from time to time, upon at least 3 Business Days’ prior written notice prior to 12:00 p.m. New York Time to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part, at par plus accrued and unpaid interest to, but not including, the date of prepayment but without any premium or penalty.  Each prepayment notice delivered pursuant to this Section 2.05(b)(ii) shall be irrevocable (except that such notice may be conditioned on the closing of a replacement financing facility, in which case such notice may be revoked or extended by the Borrower if any such condition is not satisfied prior to the date of the applicable prepayment) and accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.

(iii)       Termination of Agreement.  The Borrower may, upon at least 3 days’ prior written notice prior to 12:00 p.m. New York Time to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations (but excluding any Contingent Indemnity Obligations) in full; provided that such notice may provide that it is conditioned upon the consummation of other financing or the consummation of a sale of Equity Interests, in which case, such notice may be revoked or extended by the Borrower if any such condition is not satisfied prior to the date of termination of this Agreement in such notice.  If the Borrower has sent a notice of termination pursuant to this Section 2.05(b)(iii), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations (but excluding any Contingent Indemnity Obligations) in full on the date set forth in such notice (except as revoked or extended as provided above).

(c)          Mandatory Prepayment.

(i)          For purposes of clauses (ii) and (vi) of this Section 2.05(c), South Power shall be deemed to be a Subsidiary of the Borrower.

(ii)        Within 5 Business Days after any Sale and Leaseback Transactions or any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (a) through (j) of the definition of Permitted Disposition) by any Loan Party or its Subsidiaries (which, for the avoidance of doubt, shall include South Power), the Borrower shall prepay the outstanding principal amount of the Term Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Sale and Leaseback Transaction or Disposition, as applicable.  Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Sale and Leaseback Transaction or Disposition of any property other than in accordance with Section 7.02(f) or Section 7.02(c)(ii), as applicable.

(iii)       Within 1 Business Day after the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), the Borrower shall prepay the outstanding amount of the Term Loans in accordance with Section

2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.  The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv)      Within 5 Business Days after the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Term Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.

(v)         Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(iv), such Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair, improve, renovate or restore properties or assets (other than current assets), or to acquire other assets, in each case used in such Person’s business, provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Borrower delivers a certificate to the Administrative Agent within 5 Business Days after the receipt of such Net Cash Proceeds stating that such Net Cash Proceeds shall be used to replace, repair or restore properties or assets used in such Person’s business within a period specified in such certificate not to exceed 180 days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), (C) such Net Cash Proceeds are deposited in an account subject to a Control Agreement, and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(iv).

(vi)        Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries (which, for the avoidance of doubt, shall include South Power) in connection with (A) a Disposition of the Miami Plant or Sale and Leaseback Transaction in respect of the Miami Plant or (B) a Disposition of other assets, except power plants, landed or marine terminals and related pipelines, in each case, that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(ii), such Net Cash Proceeds shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair, improve, renovate or restore properties or assets (other than current assets), or to acquire other assets, in each case used in such Person’s business, provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Borrower delivers a certificate to the Administrative Agent within 5 Business Days after the receipt of such Net Cash Proceeds stating that such Net Cash Proceeds shall be used to replace, repair or restore properties or assets used in such Person’s business within a period specified in such certificate not to exceed 270 days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), and (C) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of a

Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(ii).

(d)        Application of Payments.  Each such prepayment of the Term Loan shall be applied against the remaining principal of the Term Loan.  Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the Collateral Agent shall, if directed in writing by the Required Lenders, apply payments in respect of any Obligations in accordance with Section 4.03(b), and apply prepayments required under Section 2.05(c) in the manner set forth in Section 4.03(b).

(e)          Interest and Fees.  Any prepayment made pursuant to this Section 2.05 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

(f)          Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

(g)       Waivable Mandatory Prepayments.  Anything contained herein to the contrary notwithstanding, in the event that the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans pursuant to Section 2.05(c), not less than 3:00 p.m. New York Time two (2) Business Days prior to the date on which the Borrower is required to make such Waivable Mandatory Prepayment (the “Required Prepayment Date”), the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount.  Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender that does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before 3:00 p.m. New York Time on the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders (which prepayment shall be applied to prepay the outstanding principal amount of the Obligations in accordance with Section 2.05(d)), and (ii) to the extent of any remaining excess, to the Borrower.

Section 2.06        Fees. As and when due and payable under the terms of the Fee Letters, the Borrower shall pay the fees set forth in each Fee Letter.

Section 2.07       LIBOR.  Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the Term Loans.

Section 2.08        [Reserved].

Section 2.09        Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of any Withholding Agent) requires the deduction or withholding of any Taxes from or in respect of any such payment, (i) the applicable Withholding Agent shall make such deduction or withholding (for which it shall have no liability), (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an “Additional Amount”) necessary such that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.09) the applicable Recipient receives the amount equal to the sum it would have received had no such deduction or withholding been made.

(b)         In addition, each Loan Party shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes by any Secured Party.  Each Loan Party shall deliver to the Administrative Agent official receipts in respect of any Taxes or Other Taxes payable hereunder as promptly as practicable after payment of such Taxes or Other Taxes.

(c)         The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes (including, without limitation, Indemnified Taxes imposed on any amounts payable under this Section 2.09) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted.  Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of another Secured Party shall be conclusive absent manifest error.

(d)

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed copies of IRS Form W-8ECI;

(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 2.09(d)-1 hereto to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)  to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of

Exhibit 2.09(d)-2 or Exhibit 2.09(d)-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.

(e)         On or prior to the Closing Date, the Administrative Agent, if it is not a U.S. Person, shall deliver to the Borrower an accurate, complete, original, signed copy of IRS Form W-8IMY certifying in Part I that the Administrative Agent is a U.S. branch of a foreign bank and in Part VI that the Administrative Agent agrees to be treated as a U.S. Person with respect to any payments associated with such IRS Form W-8IMY.

(f)          Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g)         If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)        The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement, the payment of the Term Loans and all other amounts payable hereunder and the resignation or removal of any Agent.

Section 2.10        Increased Costs and Reduced Return.  (a)  If any Secured Party shall have determined that any Change in Law shall (i) subject such Secured Party, or any Person controlling such Secured Party, to any Tax with respect to this Agreement or any Term Loans,  or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto, made by such Agent or such Lender, or change the basis of taxation of payments to such Secured Party or any Person controlling such Secured Party of any amounts payable hereunder (except for Indemnified Taxes and Taxes described in clauses (b) through (d) of the definition of Excluded Taxes), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Term Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Term Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Term Loan or agreeing to make any Term Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b)         If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Term Loans made or maintained or any guaranty or participation with respect thereto or any agreement to make Term Loans or such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Term Loans made or maintained or any guaranty or participation with respect thereto or any agreement to make Term Loans or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c)         All amounts payable under this Section 2.10 shall bear interest from the date that is 10 days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate.  A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d)        Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)        The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement, the payment of the Term Loans and all other amounts payable hereunder and the resignation or removal of any Agent.

Section 2.11         Changes in Law, Impracticability or Illegality.

(a)        The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give the Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment.

(b)         In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the Closing Date, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and in the case of any Term Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Term Loans, and interest upon the Term Loans of such Lender thereafter shall accrue interest at the rate then applicable to the Reference Rate plus the Applicable Margin.

(c)          The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.12         Mitigation Obligations; Replacement of Lenders.

(a)         If any Lender requires the Borrower to pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.10, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)         If any Lender requires the Borrower to pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the

Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:

(i)          the Borrower shall have paid to the Agents any assignment fees specified in Section 12.07;

(ii)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from payments required to be made pursuant to Section 2.09 or a claim for compensation under Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)        such assignment does not conflict with applicable law.

Prior to the effective date of such assignment, the assigning Lender shall execute and deliver an Assignment and Acceptance, subject only to the conditions set forth above.  If the assigning Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such assignment, the assigning Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  Any such assignment shall be made in accordance with the terms of Section 12.07.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

[RESERVED]

ARTICLE IV

APPLICATION OF PAYMENTS

Section 4.01       Payments; Computations and Statements.  The Borrower will make each payment under this Agreement not later than 2:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account.  All payments received by the Administrative Agent after 2:00 p.m. (New York City time) on any Business Day may, in the Administrative Agent’s discretion, be credited on the next succeeding Business Day.  All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders.  Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, revise the Register with any amount due and payable by the Borrower under any Loan Document.  Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such changes whether or not any Default or Event of Default shall have occurred and be continuing. The Lenders and the Borrower confirm that any changes which the Administrative Agent may so make to the Register as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent’s discretion, provided that the Administrative Agent shall from time to time upon the request of the Required Lenders, revise the Register with any amount due and payable under any Loan Document.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

Section 4.02        Sharing of Payments.  Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.03        Apportionment of Payments. Subject to Section 2.02 hereof:

(a)         All payments of principal and interest in respect of outstanding Term Loans and all other payments in respect of any other Obligations, shall be allocated by the

Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Term Loans, as designated by the Person making payment when the payment is made.

(b)        (w) After the occurrence and during the continuance of an Event of Default described in Section 9.01(a), (f) or (g), (x) after the acceleration of the Term Loans pursuant to Section 9.01, (y) after the exercise of enforcement remedies by the Collateral Agent pursuant to the Loan Documents or (z) otherwise upon the written direction of the Required Lenders, after the occurrence and during the continuance of an Event of Default, in each case, the Administrative Agent shall apply all payments in respect of any Obligations, including, without limitation, proceeds of the Collateral and any amounts received on account of the Obligations (whether received as a consequence of the exercise of any remedies under Section 9.01 hereof or any Loan Document or as a distribution out of any proceeding in respect of or commenced under any bankruptcy or insolvency proceeding including payments in respect of “adequate protection” for the use of Collateral during such proceeding or under any plan of reorganization or on account of any liquidation of any Loan Party, subject to the provisions of this Agreement), (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay interest then due and payable in respect of the Collateral Agent Advances until paid in full; (iii) third, to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Lenders until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Term Loans until paid in full; (vi) sixth, ratably to pay principal of the Term Loans until paid in full; (vii) seventh, to the ratable payment of all other Obligations then due and payable; and (viii) eighth, to the extent of any remaining amounts, to the Borrower or as a court of competent jurisdiction may otherwise direct.

(c)          [reserved].

(d)         In the event of a conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, the terms and provisions of this Section 4.03 shall control and govern.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01        Conditions Precedent to Effectiveness.  This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Required Lenders:

(a)          Representations and Warranties.  The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects.

(b)          Delivery of Documents.  The Agents shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the

 Agents and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i)          this Agreement;

(ii)         a Perfection Certificate; and

(iii)        each Fee Letter.

Section 5.02       Conditions Precedent to Closing.  The obligations of the Lenders to make the Term Loans shall be subject to the satisfaction (in a manner satisfactory to the Required Lenders) of each of the following conditions precedent:

(a)         Payment of Fees, Etc.  The Borrower shall have paid on or before the Closing Date all fees then payable pursuant to Section 2.06 and, to the extent invoiced at least three Business Days prior to the Closing Date, all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by any Loan Party on the Closing Date pursuant to Section 12.04; provided that the maximum amount of out-of-pocket expenses required to be reimbursed pursuant to Section 12.04 in respect of out-of-pocket expenses incurred prior to the Closing Date shall not exceed $2,000,000 without the prior written consent of the Borrower.

(b)          Representations and Warranties.  The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects.

(c)          [Reserved].

(d)         Delivery of Documents.  The Agents shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Agents and, unless indicated otherwise, dated the Closing Date and, if applicable, duly executed by the Persons party thereto:

(i)         the Security Agreement, together with, if applicable, the original stock certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers and other proper instruments of transfer duly executed in blank;

(ii)        to the extent applicable in the relevant jurisdiction, the results of searches for any effective UCC or other applicable personal property financing statements, security interest filings, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens);

(iii)        with respect to each applicable jurisdiction, the agreements, documents, instruments, filings and other items set forth on Schedule 5.02(d)(iii);

(iv)        [reserved];

(v)         [reserved];

(vi)        the Intercompany Subordination Agreement;

(vii)      a certificate of an Authorized Officer of each Loan Party, certifying (A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, memorandum of association, by-laws, certificate of incorporation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Closing Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith and (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of the Borrower, including, without limitation, Notices of Borrowing, and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(viii)      with respect to each applicable jurisdiction, the resolutions, certificates, registers and other items set forth on Schedule 5.01(d)(viii);

(ix)        a certificate of the chief financial officer of NFE, certifying as to the solvency of the Borrower and its Subsidiaries taken as a whole (after giving effect to the Term Loans and the other transactions to be consummated on the Closing Date) (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing);

(x)          the Financial Statements;

(xi)        a duly executed Notice of Borrowing;

(xii)       to the extent that the concept is applicable in the relevant jurisdiction, a certificate of the appropriate official(s) of the jurisdiction of organization certifying as of a recent date not more than 30 days prior to the Closing Date as to the subsistence in good standing of such Loan Party in such jurisdictions;

(xiii)      an opinion of (A) Cravath, Swaine & Moore LLP, New York counsel to the Loan Parties, (B) Myers, Fletcher & Gordon, Jamaican counsel to the Loan Parties, (C) Clarke Gittens Farmer, Barbados counsel to the Loan Parties, (D) Conyers Dill & Pearman Limited, Bermuda counsel to the Loan Parties, (E) Galicia Abogados, S.C., Mexico counsel to the Loan Parties, (F) ECIJA SBGB LLC, Puerto Rico counsel to the Loan Parties (G) AKD Benelux Lawyers, Netherlands counsel to the Lenders, (H) Maples Group, Ireland counsel to the Loan Parties and (I) Walkers, Ireland counsel to the Lenders, in each case as to such matters regarding the Loan Parties, this Agreement (including the Guaranty) and the Term Loans as the Required Lenders may reasonably request, and the Loan Parties hereby request such opinions;

(xiv)      a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of NFE and its Subsidiaries as of and for the eleven-month period ended on November 30, 2019;

(xv)       evidence of the consummation of the Payoff simultaneously or substantially concurrently with the borrowings on the Closing Date;

(xvi)      a duly executed W-9 (or such other applicable IRS tax form),  from each of the Loan Parties; and

(xvii)     a certificate of an Authorized Officer of the Borrower certifying as to the matters set forth in clauses (b) and (h) of this Section 5.02.

(e)          [reserved].

(f)          [reserved].

(g)        Marketing Materials. Apollo shall have received on or prior to the Closing Date customary informational and marketing materials to be used in connection with the syndication of the Term Loans, in form and substance reasonably satisfactory to the Borrower and Apollo.

(h)         Other Debt. On the Closing Date, immediately after giving effect to the Transactions, no Loan Party or any of their Subsidiaries shall have any Indebtedness for borrowed money other than any rollover of then existing Capitalized Leases.

(i)       KYC; Beneficial Ownership.  The Agents and the Lenders shall have received all information required under the applicable “know your customer” requirements of the Anti-Money Laundering and Anti-Terrorism Laws, including without limitation, the USA PATRIOT Act and a Beneficial Ownership Certification for the Borrower and any Guarantor, in each case, that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation to any Lender that has requested such certification (in each case, with such documentation and information to be requested not later than 10 Business Days prior to the Closing Date and to be delivered at least three Business Days prior to the Closing Date).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01        Representations and Warranties.  Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a)        Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

(b)         Authorization, Etc.   The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law or (C) any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal would not reasonably be expected to have a Material Adverse Effect.

(c)       Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on the Closing Date.

(d)         Enforceability of Loan Documents.  This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e)          Capitalization.  On the Closing Date, after giving effect to the transactions contemplated hereby to occur on the Closing Date, the authorized Equity Interests of NFE and each of its Subsidiaries and the issued and outstanding Equity Interests of NFE and each of its Subsidiaries are as set forth on Schedule 6.01(e) (giving effect to any supplements to or modifications of such Schedule that are delivered to, and satisfactory to, the Administrative Agent not later than five Business Days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion)).  All of the issued and outstanding shares of Equity Interests of NFE and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  All Equity Interests of such Subsidiaries of NFE, other than Equity Interests in Holdings owned by NFE Holdings, are owned, directly or indirectly by NFE free and clear of all Liens (other than Permitted Specified Liens).  Except as described on Schedule 6.01(e) (giving effect to any supplements to or modifications of such Schedule that are delivered to, and satisfactory to, the Administrative Agent not later than five Business Days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion)), there are no outstanding debt or equity securities of NFE or any of its Subsidiaries and no outstanding obligations of NFE or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from NFE or any of its Subsidiaries, or other obligations of NFE or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of NFE or any of its Subsidiaries.

(f)          Litigation.  Except as set forth in Schedule 6.01(f), there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g)         Financial Statements.  The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of NFE and its Subsidiaries or NFE Holdings, as applicable, or, for periods prior to December 31, 2019, as at the respective dates thereof, and the consolidated results of operations of NFE and its Subsidiaries or NFE Holdings, as applicable, for the fiscal periods ended on such respective dates, all in accordance with GAAP.  Since December 31, 2018, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(h)        Compliance with Law, Etc.  No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any material Requirement of Law or (iii) any material term of any material Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, and no default or event of default has occurred and is continuing thereunder.

(i)          ERISA.

(i)          Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Lenders, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or

ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code.  Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred or may reasonably be expected to incur any withdrawal liability under ERISA with respect to any Multiemployer Plan.  Except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.  Except as would not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan.  Except as required by Section 4980B of the Internal Revenue  Code or any other applicable law or as would not be material, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

(ii)       Except as would not reasonably be expected to have a Material Adverse Effect, and to the extent applicable, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with the applicable Governmental Authority, (ii) no Loan Party or its Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, (iii) each Foreign Plan which is required to be funded is funded in accordance with applicable Requirements of Law.

(j)         Taxes, Etc.  (i) All material Federal, state, provincial and local tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party in any jurisdiction where such filing is required have been filed, or extensions have been obtained, and (ii) all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except (x) to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP or (y) unpaid taxes, assessment and other governmental charges in an aggregate amount not exceed $25,000,000.

(k)         Regulations T, U and X.  No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l)          Nature of Business.

(i)          No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l) or business activities incidental or related thereto.

(ii)        NFE does not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Equity Interests of its Subsidiaries or cash and cash equivalents held in connection with the performing of activities in each case permitted under this Agreement) or engage in any operations or business (other than the ownership of NFE Sub and its Subsidiaries and other obligations related to its status as a NASDAQ-listed company).

(m)       Adverse Agreements, Etc.  No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future would reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n)        Permits, Etc.  Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Mortgaged Property currently owned, leased, managed or operated by such Person, except to the extent the failure to have or be in compliance therewith would not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect.

(o)        Properties.  Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  Except as would not reasonably be expected to have a Material Adverse Effect, all such properties and assets are in good operating condition and repair, ordinary wear and tear excepted.

(p)         Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the knowledge of each Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party, in each case, except as would not reasonably be expected to have a Material Adverse Effect.  No Loan

Party or any of its ERISA Affiliates has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)        Environmental Matters.  Except as set forth on Schedule 6.01(q) or as would not, individually or in the aggregate, have or reasonably be expected a Material Adverse Effect, (i) the operations of each Loan Party are and have been in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a legal predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any legal predecessor in interest; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest, nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest; (iv) no Environmental Actions have been asserted against any facilities that have received Hazardous Materials generated by any Loan Party or any predecessor in interest which in either case would reasonably be expected to be material to the Loan Parties; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material in a manner which violates Environmental Laws in any material respect or has resulted in or would reasonably be expected to result in an Environmental Action, Environmental Liabilities and Costs, or an obligation on the part of any Loan Party or any of its Subsidiaries to conduct a Remedial Action; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it; and (viii) no Loan Party has received any written notification by any Governmental Authority pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made to continue to comply with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated.

(r)        Insurance.  Each Loan Party maintains the insurance and required services and financial assurance as required by law and as required by Section 7.01(h).  Schedule 6.01(r) sets forth a list of all insurance maintained by each Loan Party on the date hereof.

(s)        Use of Proceeds.  The proceeds of the Term Loans shall be used by the Loan Parties on the Closing Date to (i) consummate the Payoff, (ii) pay fees and expenses incurred to obtain the Term Loans and to consummate the Payoff and (iii) fund cash to the balance sheet of the Loan Parties.

(t)        Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement to occur on the Closing Date (including, without limitation, the funding of the Term Loans), NFE and its Subsidiaries on a consolidated basis are Solvent.  No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(u)         Intellectual Property.  Each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Subject to Section 6(b) of the Security Agreement, set forth on Schedule 6.01(u) (giving effect to any supplements to or modifications of such Schedule that are delivered to, and satisfactory to, the Administrative Agent not later than (x) in the case of information relating to copyrights, 20 days and (y) in the case of information relating to patents and trademarks, 60 days, in each case after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion)) is a complete and accurate list as of the date hereof of each item of Registered Intellectual Property (except with respect to copyrights, which shall be limited to the Material Copyrights (as defined in the Security Agreement)) owned by each Loan Party.  No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(v)         Material Contracts.  Set forth on Schedule 6.01(v) is a complete and accurate list as of the date hereof of all Material Contracts of each Loan Party.  Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

(w)         Investment Company Act.  None of the Loan Parties is (i) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(x)         Customers and Suppliers.  Except as would not reasonably be expected to have a Material Adverse Effect, there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party.

(y)          Anti-Money Laundering and Anti-Terrorism Laws.

(i)         None of the Loan Parties, any of their respective Subsidiaries, their respective directors, officers or employees nor to the knowledge of the Borrower, their respective agents, has violated or is in violation of any of the Anti-Money Laundering and Anti-Terrorism Laws in any material respect or has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)         None of the Loan Parties, nor any Subsidiary of any of the Loan Parties, nor any officer, director, employees or principal shareholder or owner of any of the Loan Parties or any of their Subsidiaries, nor, to the knowledge of the Loan Parties, any of the Loan Parties’ or any of their Subsidiaries’ respective agents acting or benefiting in any capacity in connection with the Term Loans or other transactions hereunder, is a Blocked Person.

(iii)       None of the Loan Parties, nor any Subsidiary of any of the Loan Parties, nor, to the knowledge of the Loan Parties, any of their respective agents acting in any capacity in connection with the Term Loans or other transactions hereunder, (A) conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any Sanctions Programs.

(iv)       The Borrower will not request any Term Loan, and the Borrower shall not use, and shall procure that no Loan Party nor any of their respective directors, officers, employees and agents shall use, the proceeds of any Term Loan (A) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Blocked Person, or in any Sanctioned Country, or (B) in any manner that would result in the violation of Anti-Money Laundering and Anti-Terrorism Laws applicable to any by any Person (including any Lender or any Agent).

(v)         The Loan Parties have adopted, implemented and maintain policies and procedures that are reasonably designed to ensure compliance with the Anti-Money Laundering and Anti-Terrorism Laws by the Loan Parties, their respective Subsidiaries and their respective directors, officers, employees and agents.

(z)          Anti-Bribery and Anti-Corruption Laws.

(i)         The Loan Parties, their respective Subsidiaries, their respective directors, officers and employees and to the knowledge of the Borrower, their respective agents, are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the anti-bribery and anti-corruption laws, rules and regulations of any jurisdictions applicable to the Loan Parties or their Subsidiaries from time to time (collectively, the “Anti-Corruption Laws”).

(ii)         None of the Loan Parties has at any time:

(A)        offered, promised, paid, given, or authorized the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, or other person acting on behalf of any foreign (i.e., non-U.S.) Governmental Authority, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, “Foreign Official”), for the purpose of: (1) improperly influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(B)         acted or attempted to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(iii)      There are, and have been, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Corruption Law by any of the Loan Parties or any of their respective current or former directors, officers, employees, stockholders or agents, or other persons acting on their behalf.

(iv)       The Loan Parties have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws by the Loan Parties, their respective Subsidiaries and their respective directors, officers, employees and agents.

(v)         The Borrower will not request any Term Loan, and the Borrower shall not use, and shall procure that no Loan Party nor any of their respective directors, officers, employees and agents shall use, the proceeds of any Term Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

(aa)        Full Disclosure.

(i)         Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading.

(ii)         As of the Closing Date, the information included in any Beneficial Ownership Certification is true and correct in all material respects.

(bb)       Gas Contracts.  Each Gas Contract has been duly executed and delivered on behalf of the applicable Loan Party (and, to the knowledge of the Borrower, the other parties thereto) and constitutes a legal, valid and binding obligation of such applicable Loan Party (and, to the knowledge of the Borrower, the other parties thereto), enforceable against such applicable Loan Party (and, to the knowledge of the Borrower, the other parties thereto) in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Except as set forth on Schedule 6.01(bb), (i) the applicable Loan Party (and, to the knowledge of the Borrower, the other parties thereto) is not in default in any material respect, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default in any material respect, under any Gas Contract and (ii) to the knowledge of the Borrower, there is no basis upon which any party thereto could terminate any Gas Contract prior to its scheduled termination date. The Borrower has delivered complete and correct copies of the Gas Contracts as in effect on the date hereof, including any amendments, supplements or modifications with respect thereto entered into on or prior to the date hereof. Other than exceptions set forth on Schedule 6.01(bb) and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each applicable Loan Party has obtained and holds all Permits required for the current operation of its business and all Permits required to be obtained by it on or prior to the date hereof under the Gas Contracts, and (b) each applicable Loan Party has performed and observed all requirements of such Permits (to the extent required to be performed by it).

(cc)        [Reserved].

(dd)       Regulation H.  No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the Flood Laws (except any real property that is the subject of such Mortgage as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01       Affirmative Covenants.  So long as any principal of or interest on any Term Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party will:

(a)          Reporting Requirements.  Furnish to each Agent and each Lender:

(i)          [reserved];

(ii)         as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the first such Fiscal Quarter ending after the Closing Date, unaudited consolidated balance sheets, statements of operations and statements of cash flows of NFE and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of NFE as fairly presenting, in all material respects, the financial position of NFE and its Subsidiaries as of the end of such quarter and the results of operations of NFE and its Subsidiaries for such quarter and for such year-to-date period and the cash flows of NFE and its Subsidiaries for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of NFE and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iii)        as soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the first Fiscal Year ending after December 31, 2019, consolidated balance sheets, statements of operations and statements of cash flows of NFE and its Subsidiaries or NFE Holdings, as applicable, as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Administrative Agent (which opinion shall be without (1) a “going concern” or like qualification or exception, or (2) any qualification or exception as to the scope of such audit (other than solely as a result of (a) the impending maturity of any Term Loans, (b) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (c) any activities of South Power));

(iv)       simultaneously with the delivery of the financial statements of NFE and its Subsidiaries or NFE Holdings, as applicable, required by clauses (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of NFE (a “Compliance Certificate”):

(A)        stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto,

(B)         (1) attaching a schedule showing the calculation of the Debt Service Coverage Ratio at the end of the relevant period and (2) to the extent not included in the applicable financial statements, including a discussion and analysis of the financial condition and results of operations of NFE and its Subsidiaries (and (x) information with respect to South Power of the type that the Loan Parties and Apollo have agreed prior to the Effective Date will be provided to the Lenders and publicly disclosed in NFE’s public annual or quarterly reports, as applicable, and (y) such other information with respect to South Power that the Loan Parties and Apollo have agreed prior to the Effective Date will be made available solely to Lenders who wish to receive information that contains material non-public information) for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the figures for the corresponding period in the previous Fiscal Year, and

(C)        in the case of the delivery of the financial statements of NFE and its Subsidiaries required by clause (iii) of this Section 7.01(a), attaching (1) a summary of all material insurance coverage maintained as of the date thereof by any Loan Party, together with such other related documents and information as the Administrative Agent may reasonably require and (2) confirmation that there have been no changes to the information contained in the Perfection Certificate delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iv) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained  therein;

(v)         upon the request of the Required Lenders, participate in a customary conference call with the Lenders once per month, at a time selected by the Required Lenders and reasonably acceptable to the Borrower, to discuss the financial condition of NFE and its Subsidiaries;

(vi)       as soon as available and in any event not later than 30 days prior to the end of each Fiscal Year, a certificate of an Authorized Officer of NFE attaching Projections for NFE and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a quarterly basis and otherwise in form and substance satisfactory to the Administrative Agent, for the immediately succeeding Fiscal Year;

(vii)       as promptly as practicable after submission of any documents and information to any Governmental Authority in connection with any investigation of any Loan Party (other than routine inquiries by such Governmental Authority), notice of such submission and, upon request, a summary of such investigation and any material developments related thereto;

(viii)      as soon as possible, and in any event within 3 Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that would reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of NFE setting forth the details of such Event of Default or

Default or other event or development that would reasonably be expected to have a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(ix)       (A) as promptly as practicable and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan or Foreign Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) as promptly as practicable and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) as promptly as practicable and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by the Administrative Agent (acting at the written direction of the Required Lenders), copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) as promptly as practicable and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan and (E) as promptly as practicable and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA;

(x)         as promptly as practicable after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(xi)        as promptly as practicable and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract (other than ordinary course notices regarding delivery dates and/or locations under trade confirmations, including ordinary course correspondence under the Gas Contracts not alleging a default or event of default, and similar matters);

(xii)       as promptly as practicable and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;

(xiii)      (A) promptly after the execution or delivery thereof, any amendment, waiver, supplement or other modification of any Gas Contract (other than operational notices and ordinary course of business correspondence relating thereto), (B) promptly, such additional financial information or information regarding any Gas Contract as the Administrative Agent on behalf of any Lender may from time to time reasonably request and (C) promptly after obtaining knowledge of the same, notice of any material breach or notice of termination or default under, or any event giving any party thereto the right, with the passage of time or giving of notice, to terminate, any Gas Contract;

(xiv)      as promptly as practicable after the receipt thereof, a copy of any material notice received from any holder of its Indebtedness;

(xv)      as promptly as practicable upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xvi)      as promptly as practicable upon request, any certification or other evidence reasonably requested from time to time by any Lender in its sole discretion, confirming the Borrower’s compliance with Section 7.02(r);

(xvii)    simultaneously with the delivery of the financial statements of NFE and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), if, as a result of any change in accounting policies from those used in the preparation of the Financial Statements, the consolidated financial statements of NFE and its Subsidiaries delivered pursuant to clauses (ii) and (iii) of this Section 7.01(a) will differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent;

(xviii)    as soon as practicable after, and in any event within 30 days of, obtaining knowledge that any condition will obligate or should reasonably be expected to obligate the payment by a Loan Party of a Material Environmental Amount (to the extent not reflected as a specific line item in the most recent Projections delivered pursuant to 7.01(a)(vi)); and

(xix)      as promptly as practicable upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

For the avoidance of doubt, delivery of any reports, information and documents to an Agent hereunder is for informational purposes only and such Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder.

Information required to be furnished pursuant to clause (ii) or (iii) of this Section 7.01(a) shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an Approved

Electronic Platform or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be furnished pursuant to this Section 7.01(a) may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to NFE, Holdings, the Borrower, the Subsidiaries or their securities). If Borrower Materials are being distributed through the Platform, any portion of the Borrower Materials that the Borrower has indicated contains only publicly available information with respect to NFE, the Borrower, the Subsidiaries or their securities may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether any Borrower Materials contain only publicly available information, the Administrative Agent shall post such Borrower Materials solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to NFE, Holdings, the Borrower, the Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any Borrower Materials contain only publicly available information; provided that the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Loan Documents; (2) any notification of changes in the terms of the Term Loans; and (3) all financial statements and certificates delivered pursuant to clauses (ii), (iii) and (iv) of this Section 7.01(a).

(b)          Additional Guarantors and Collateral Security.  Cause:

(i)          each Subsidiary of any Loan Party not in existence on the Effective Date to execute and deliver to the Collateral Agent as promptly as practicable and in any event within 30 days (except as provided in clause (D) below and unless a later date is otherwise agreed to by the Collateral Agent) after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor, (B) in the case of any such Subsidiary that is a Domestic Subsidiary, a supplement to the Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement, (2) undated stock powers for such Equity Interests executed in blank with signature guaranteed, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) subject to clauses (ii) and (iii) below, in the case of any such Subsidiary that is a Foreign Subsidiary, (1) a Foreign Security Agreement (or a supplement to the applicable existing Foreign Security Agreement, if any), in each case, governed by the laws of the applicable Foreign Subsidiary’s jurisdiction of organization, in form and substance substantially similar to any Foreign Security Agreement created pursuant to the provisions hereof by a Foreign Subsidiary in the same jurisdiction or otherwise reasonably satisfactory to the Collateral Agent and the Borrower, and duly perfected in accordance with applicable Requirements of Law and (2) such opinions of counsel in the relevant jurisdiction as the Collateral Agent may reasonable request, (D) subject to clauses (ii) and (iii) below, to the extent required under the terms of this Agreement, within ninety (90) days after such formation, acquisition or change in status, one or more Mortgages creating on the fee-owned real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be required by the Collateral Agent with respect to each such real property and (E) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Document or otherwise to effect the intent that such Subsidiary (including, for the avoidance of doubt, any Foreign Subsidiary) shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and (subject to clauses (ii) and (iii) below) that all property and assets (including leasehold or other interest in real property) of such Subsidiary shall become Collateral for the Obligations;

(ii)         each Guarantor that is a Foreign Subsidiary that has not granted a security interest over its property and assets in favor of the Collateral Agent to execute and deliver to the Collateral Agent, (A) as promptly as practicable and in any event within 30 days after the date on which the jurisdiction under the laws of which such Guarantor is organized becomes a Material Jurisdiction (each, an “Other Joinder Date”) (unless a later date is otherwise agreed to by the Collateral Agent), (1) a Foreign Security Agreement (or a supplement to the applicable existing Foreign Security Agreement, if any), in each case, governed by the laws of the applicable Guarantor’s jurisdiction of organization, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, and duly perfected in accordance with applicable Requirements of Law and (2) such opinions of counsel in the relevant jurisdiction as the Collateral Agent may reasonable request, (B) to the extent required under the terms of this Agreement, within ninety (90) days after the applicable Other Joinder Date (unless a later date is otherwise agreed to by the Collateral Agent), one or more Mortgages creating on the fee-owned real property of such Guarantor a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be required by the Collateral Agent with respect to each such real property and (C) such other agreements, instruments, approvals or other documents requested by the Collateral Agent in its reasonable discretion in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Document or otherwise to effect the intent that all property and assets (including leasehold or other interest in real property) of such Guarantor shall become Collateral for the Obligations;

(iii)       each Loan Party that is the owner of the Equity Interests of any such Subsidiary set forth in clauses (i), (ii) or (iii) to execute and deliver as promptly as practicable and in any event within 10 Business Days after the formation or acquisition of such Subsidiary (x) in the case of any such Subsidiary that is a Domestic Subsidiary, a Pledge Amendment (as defined in the Security Agreement) and (y) in the case of any such Subsidiary that is a Foreign Subsidiary, a Foreign Pledge Agreement (or a supplement to an existing Foreign Pledge Agreement, if any) governed by the laws of the applicable Foreign Subsidiary’s jurisdiction of organization, in each case together with (A) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the applicable Security Document, (B) to the extent required by the terms of the applicable Security Document, undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents requested by the Collateral Agent; and

(iv)        South Power to execute and deliver to the Collateral Agent as promptly as practicable and in any event within 90 days (except as provided in clause (C) and the proviso below and unless a later date is otherwise agreed to by the Collateral Agent) after the discharge in full of the Jamaica Bonds (or any Permitted Refinancing Indebtedness in respect thereof permitted under Section 7.02(g)(i)(D)), (A) a Joinder Agreement, pursuant to which South Power shall be made a party to this Agreement as a Guarantor, (B) (1) a supplement to the Security Agreement (if applicable) or a Foreign Security Agreement (or a supplement to the applicable existing Foreign Security Agreement, if any), in each case, governed by the laws of the applicable jurisdiction of organization of South Power, in form and substance substantially similar to any Foreign Security Agreement created pursuant to the provisions hereof by a Foreign Subsidiary in the same jurisdiction or otherwise reasonably satisfactory to the Collateral Agent and the Borrower, and duly perfected in accordance with applicable Requirements of Law and (2) such opinions of counsel in the relevant jurisdiction as the Collateral Agent may reasonable request, (C) to the extent required under the terms of this Agreement, within 150 days after such discharge, one or more Mortgages creating on the fee-owned real property of South Power a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be required by the Collateral Agent with respect to each such real property and (D) such other agreements, instruments, approvals or other documents  requested by the Collateral Agent in its reasonable discretion in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Document or otherwise to effect the intent that South Power shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets (including leasehold or other interest in real property) of South Power shall become Collateral for the Obligations; provided that, with respect to direct agreements with JPS and Jamalco, respectively, the Collateral Agent may only request that South Power use its commercially reasonable efforts to obtain such agreements promptly.

(c)          Compliance with Laws; Payment of Taxes.

(i)          Comply, and cause each of its Subsidiaries to comply with all Requirements of Law (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(ii)        Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all taxes, assessments and other governmental charges imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries, except to the extent (x) contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP or (y) unpaid taxes, assessments and other governmental charges in an aggregate amount not exceed $25,000,000.

(d)        Preservation of Existence, Etc.  Except as otherwise expressly permitted by this Agreement, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges (except as otherwise permitted by

Section 7.02(c)), and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(e)        Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)         Inspection Rights.  (i) Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent (acting at the written direction of the Collateral Agent or the Required Lenders) at any time and from time to time during normal business hours, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals or non-intrusive examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives and (ii) at the request of the Collateral Agent and at Borrower’s expense, conduct and provide to the Collateral Agent (x) a Phase I Environmental Site Assessment of the applicable Mortgaged Property using a consultant reasonably acceptable to the Collateral Agent (the “Phase I Report”) and (y) to the extent such Phase I Report concludes that a Phase II Environmental Site Assessment is reasonably necessary to mitigate or address an impact or threat to the environment or human health and safety posed by any environmental condition identified in the Phase I Report, or recommends a Phase II Environmental Site Assessment to investigate a “Recognized Environmental Condition” identified in the Phase I Report, a reasonably-scoped Phase II Environmental Site Assessment; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, the Agents shall not exercise the rights under this Section 7.01(f) more often than one time during any calendar year, provided that the Agents may exercise such rights under this Section 7.01(f) following the receipt of a notice pursuant to Section 7.01(j).  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f).

(g)         Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply would not reasonably be expected to have a Material Adverse Effect.

(h)          Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent, worker’s compensation and employers’ liability insurance ) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent (it being understood and agreed that the amount, adequacy and scope of insurance coverage that exists on the Effective Date is satisfactory to the Collateral Agent).  All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non‑contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Collateral Agent, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ (10 days’ in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, upon the written direction of the Collateral Agent or the Required Lenders, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)          Obtaining of Permits, Etc.  Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action would not reasonably be expected to have a Material Adverse Effect.

(j)          Environmental.  (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, and use commercially reasonable efforts to cause all tenants and subtenants of it or its Subsidiaries to comply, with all Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) obtain and comply with and maintain, and use commercially reasonable efforts to cause all tenants and subtenants of it or its Subsidiaries to obtain and comply with and maintain, any all material Environmental Permits; (iv) provide the Agents written notice within 20 days of becoming aware of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; and (v) provide the Agents with written notice within 20 days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which, in the case of item (i), (ii), (iii) or (iv) of this paragraph, would reasonably be expected to have a Material Adverse Effect.

(k)          Fiscal Year.  Cause the Fiscal Year of the Borrower and its Subsidiaries to end on the last calendar day of each calendar year.

(l)          Gas Contracts.  Comply with all of the material terms and provisions of each Gas Contract, maintain each such Gas Contract in full force and effect and enforce, to the extent commercially reasonable, each such Gas Contract in accordance with its terms.

(m)       Real Property Collateral. On or before a date which is 90 days following the Closing Date (unless a later date is otherwise agreed to by the Collateral Agent and subject to Schedule 7.01(r) with respect to Closing Date Mortgaged Properties located outside the United States), the Real Property Deliverables shall have been provided with respect to each of the Closing Date Mortgaged Properties, except, with respect to the Miami Property, the Collateral Agent shall receive the Miami Mortgage Assignment on the Closing Date together with an amendment and restatement of such assigned mortgage.

(n)        After Acquired Real Property.  Upon the acquisition by it or any of its Subsidiaries after the date hereof of any interest in any real property (wherever located) (each such interest being a “New Mortgaged Property”) with a Current Value (as defined below) in excess of $2,500,000, so notify, as promptly as practicable, the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”).  The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Mortgaged Property.  Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such New Mortgaged Property shall promptly furnish no more than 90 days after (i) the acquisition or (ii) in the case of New Mortgaged Property located in Nicaragua, the date of registration of such New Mortgaged Property in favor of such Loan Party (in each case unless a later date is otherwise agreed to by the Collateral Agent) the same to the Collateral Agent.  The Borrower shall pay all reasonable and documented out-of-pocket fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, mortgage recording and similar taxes, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(n).

(o)         Anti-Bribery and Anti-Corruption Laws; Anti-Money Laundering and Anti-Terrorism Laws.  Maintain, and cause each of its Subsidiaries to maintain, policies and procedures that are reasonably designed to ensure compliance by the Loan Parties, their respective Subsidiaries and their respective directors, officers, employees and agents with the Anti-Corruption Laws and the Anti-Money Laundering and Anti-Terrorism Laws.

(p)         Lender Meetings.  Upon the request of the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each Fiscal Year), participate in (i) a conference call or (ii) a meeting with the Agents and the Lenders at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Required Lenders), in each case, at such time as may be agreed to by the Borrower and the Administrative Agent.

(q)        Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral or any other property of any Loan Party and its Subsidiaries that is required, pursuant to the terms of any Security Document, to become Collateral, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of, and to the extent necessary to accomplish, the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent, upon the occurrence and during the continuance of an Event of Default, to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes (but without any obligation to do so) each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(r)         Post-Closing Matters.  As promptly as practicable, take all necessary actions to satisfy the items described on Schedule 7.01(r) within the applicable period of time specified in such Schedule (unless a later date is otherwise agreed to by the Collateral Agent).

(s)          [Reserved].

(t)        Control Agreements.  Deliver to the Collateral Agent no later than 60 days after the Closing Date (unless a later date is otherwise agreed to by the Collateral Agent) each Control Agreement that, in the reasonable judgment of the Collateral Agent, are required for the Loan Parties to comply with the Loan Documents, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution.

(u)          Specified Jamaica Assets.

(i)         As soon as practicable and in no event later than March 31, 2020, South Power shall transfer and assign assets described on Schedule 7.01(u) (the “Specified Jamaica Assets”) to the Borrower or another Loan Party, such Specified Jamaica Assets to be free and clear of any liens or security interests granted in favor of the Jamaica Bonds.

(ii)         South Power shall distribute to the Loan Parties, (a) no later than the commercial operations date in respect of the CHP plant located in Clarendon, Jamaica (the “Clarendon Plant”), cash in an amount not less than $20,000,000, (b) to the extent the distribution in subclause (a) is less than $40,000,000, no later than the date that is 180 days after the commercial operations date in respect of the Clarendon Plant, any proceeds from the issuance of the Tranche 1B Bonds (as defined in the Jamaica Indenture) remaining on the date of such distribution, and (c) to the extent the distributions in subclauses (a) and (b) in the aggregate are less than $40,000,000, thereafter on at least a quarterly basis, cash generated from the operations of the Clarendon Plant less amounts used in such quarter for debt service, operations and capital expenditures until the aggregate amount distributed by South Power to the Loan Parties following the Effective Date is $40,000,000; provided that the distributions made by South Power to the Loan Parties pursuant to this Section 7.01(u)(ii) shall aggregate to at least $40,000,000 on or prior to the second anniversary of the Closing Date.

(v)          Loss Payee and Additional Insured Endorsements.  Deliver to the Collateral Agent (to the extent not delivered on the Closing Date) no later than 60 days after the Closing Date (unless a later date is otherwise agreed to by the Collateral Agent) each long form insurance endorsement referenced under Section 5.02(d)(xvi).

(w)      Casualty and Condemnation. The Borrower will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

(x)        Supply Contracts.  For any Material Project, no later than the applicable Remeasurement Date in respect of such Material Project, the Loan Parties shall enter into, or have in effect at such time, supply contracts that (i) cover natural gas or liquefied natural gas representing not less than 80% of the Committed Volumes for such Material Project, (ii) have at least the Minimum Term in respect of such Material Project and (iii) reflect pricing based on the same index (e.g., Henry Hub), if applicable, that is used in the underlying gas purchase agreements in respect of such Material Project.

(y)          Post-Closing Syndication Assistance.  The Borrower will provide the cooperation with syndication and the information and materials contemplated by the fourth through sixth paragraphs of the Engagement Letter.

Section 7.02        Negative Covenants.  So long as any principal of or interest on any Term Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not:

(a)         Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.

(b)         Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)          Fundamental Changes; Dispositions.

(i)         Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided, however, that (w) any wholly-owned Subsidiary of any Loan Party may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with such Loan Party or another wholly-owned Subsidiary of such Loan Party, and any Person may merge into or consolidate or amalgamate with any Subsidiary in a transaction in which, after giving effect to such transaction, the surviving entity is a Subsidiary, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 10 days’ prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, without limitation, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed as promptly as practicable after such filing), (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected in any material respect by such merger, consolidation or amalgamation, (E) the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and becomes a party to a Security Agreement and the Equity Interests of such Subsidiary become the subject of a Security Agreement, in each case, which is in full force and effect not later than the date that is 30 days after giving effect to such merger, consolidation or amalgamation (unless a later date is otherwise agreed to by the Collateral Agent) and (F) if the Borrower is a party to such transaction, the Borrower shall be the surviving entity, (x) any Subsidiary that is not a Loan Party may merge into or consolidate or amalgamate with another Subsidiary that is not a Loan Party or, if the surviving entity is or becomes a Loan Party, with a Subsidiary that is a Loan Party, (y) any Subsidiary (other than the Borrower) may wind-up, liquidate or dissolve if the Borrower determines in good faith that such winding-up, liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Secured Parties, and (z) any Subsidiary of the Borrower may discontinue its existence in or migrate from its jurisdiction of incorporation or organization and continue its existence or migrate in or to another jurisdiction, in each case with respect to any Loan Party, with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed) so long as (A) the laws of the jurisdiction to which the Subsidiary has continued or migrated provides that the property of such Subsidiary prior to such continuance or migration continues to be its property after giving effect to such continuance or migration and the obligations of such Subsidiary under this Agreement and the other Loan Documents to which such Subsidiary is a party (including its Guaranteed Obligations) prior to such continuance or migration continues to be its obligations after giving effect to such continuance or migration and (B) any and all Liens on Collateral granted by such Subsidiary or attaching to the Equity Interests of such Subsidiary to secure any of the Obligations are not impaired in any material respect by such continuance or migration, and the Administrative Agent shall have received, at its request, a legal opinion, in form and substance reasonably acceptable to it, to such effect; and

(ii)        Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(d)          Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Schedule 6.01(l) or business activities incidental or related thereto.

(e)        Loans, Advances, Investments, Etc.  Make or commit or agree to make, or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

(f)        Sale and Leaseback Transactions.  Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction except to the extent the Net Cash Proceeds thereof are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(ii).

(g)         South Power.  Permit South Power to (i) incur any Indebtedness, other than (A) the Tranche 1B Bonds (as defined in the Jamaica Indenture) in an aggregate principal amount not to exceed $63,000,000, (B) a letter of credit pursuant to the Jamalco Power Purchase Agreement in an aggregate face amount not to exceed $10,000,000, (C) Indebtedness of the type described in clause (e), (f), (g), (h), (i), (j), (k) or (l) of “Permitted Indebtedness” and (D) any Permitted Refinancing Indebtedness in respect of Tranche 1A and Tranche 1B Bonds issued under the Jamaica Indenture and (ii) make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Schedule 7.02(g) or business activities incidental or related thereto.

(h)          Restricted Payments. Make or permit any of its Subsidiaries to make any Restricted Payment other than (a) Permitted Restricted Payments and (b) Permitted Tax Distributions.

(i)          Federal Reserve Regulations.  Permit any Term Loan or the proceeds of any Term Loan under this Agreement to be used for any purpose that would cause such Term Loan to be a margin loan under and in a manner that violates the provisions of Regulation T, U or X of the Board.

(j)          Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate (including any entity set forth in clause (y) of the last sentence of the definition of “Subsidiary”), except (i) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof if they involve one or more payments by a Loan Party or any of its Subsidiaries in excess of $1,000,000 for any single transaction or series of related transactions, (ii) transactions by a Loan Party with another Loan Party not involving any other Affiliate, (iii) transactions permitted by Section 7.02(e) and Section 7.02(h), (iv) sales of Qualified Equity Interests of a Loan Party to Affiliates of any Loan Party not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith under agreements to which such Loan Party or such Subsidiary is a party as of the date hereof and any similar agreements which it may enter into thereafter; provided, however, that the existence of or the performance by any Loan Party or any of their respective Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the date hereof shall only be permitted by this clause (iv) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous to the Lenders when taken as a whole, (v) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary, (vi) NFE, NFE Sub and Holdings shall be permitted to perform their respective obligations under their respective limited liability company or similar agreements, (vii) the South Power Gas Sales Agreement, under which agreement, for the avoidance of doubt, South Power and any applicable Loan Parties may perform in accordance with its terms as in effect on the date hereof and (viii) transactions set forth on Schedule 7.02(j).

(k)        Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A)         this Agreement and the other Loan Documents and the definitive documentation for any Refinancing Facility;

(B)        any agreement in effect on the date of this Agreement and described on Schedule 7.02(k), or any extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable in any material respect to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C)        any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)       in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E)         customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F)         customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets;

(G)         customary restrictions in contracts that prohibit the assignment of such contract; or

(H)         customary restrictions set forth in the Governing Documents of any Subsidiary that is not a wholly-owned Subsidiary.

(l)         Limitations on Negative Pledges.  Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or revenues in favor of the Secured Parties to secure the Obligations under the Loan Documents, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (i) this Agreement and the other Loan Documents or in the definitive documentation for any Refinancing Facility, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (iv) customary provisions in leases restricting the assignment or sublet thereof, (v) customary restrictions in contracts that prohibit the assignment of such contracts and (vi) customary restrictions set forth in the Governing Documents of any Subsidiary that is not a wholly-owned Subsidiary.

(m)         Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i)          Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect,

(ii)          except for the Obligations or for any Indebtedness owing by a Subsidiary of a Loan Party to a Loan Party,

(A)       make any mandatory, voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Subordinated Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Subordinated Indebtedness when due),

(B)         refund, refinance, replace or exchange any other Subordinated Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness);

(iii)        amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; provided that no such amendment, modification or change or new agreement or arrangement shall provide for any plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law); or

(iv)       agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, change or waiver would be adverse in any material respect to any Loan Party or any of its Subsidiaries or the Agents and the Lenders (it being acknowledged that ordinary course changes in delivery dates and/or locations under trade confirmations, are not adverse in any material respect to any Loan Party or any of its Subsidiaries or the Agents or the Lenders) and similar matters.

(n)         Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to be required to register under the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o)        ERISA.  (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

(p)        Environmental.  Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws (other than any noncompliance that would not reasonably be expected to be material to the Loan Parties).

(q)          [Reserved].

(r)          Anti-Money Laundering and Anti-Terrorism Laws.

(i)           None of the Loan Parties, nor any of their Subsidiaries shall:

(A)         conduct any business or engage in any transaction or dealing with or for the benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Blocked Person;

(B)         deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the Sanctions Programs;

(C)          use any of the proceeds of the Term Loans or the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any illegal activity, including, without limitation, any violation of the Anti-Money Laundering and Anti-Terrorism Laws or any specified unlawful activity as that term is defined in the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957; or

(D)        violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering and Anti-Terrorism Laws in any material respects.

(ii)         None of the Loan Parties, nor any Subsidiary of any of the Loan Parties, nor any officer, director or principal shareholder or owner of any of the Loan Parties, nor, to the knowledge of any Loan Party, any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Term Loans or other transactions hereunder, shall be or shall become a Blocked Person.

(s)          Anti-Bribery and Anti-Corruption Laws.  None of the Loan Parties shall:

(i)         offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any Foreign Official for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(ii)          act or attempt to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(t)          Divisions.  Notwithstanding anything herein or any other Loan Document to the contrary, no Loan Party that is a limited liability company may divide itself into two or more limited liability companies (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) without the prior written consent of the Required Lenders, and in the event that any Loan Party that is a limited liability company divides itself into two or more limited liability companies (with or without the prior consent of the Required Lenders as required above), any limited liability companies formed as a result of such division shall be required to comply with the obligations set forth in Section 7.01(b) and the other further assurances obligations set forth in the Loan Documents and become a Borrower or Guarantor (as required by the Required Lenders) under this Agreement and the other Loan Documents.

(u)          Limitation on Activities of Holdcos.   None of the Holdcos shall:

(i)          conduct, transact or otherwise engage in any material business or operations other than those incidental to (a) (1) in the case of NFE, its ownership of Equity Interests in NFE Sub, (2) in the case of NFE Sub, its ownership of Equity Interests in Holdings and (3) in the case of Holdings, its ownership of Equity Interests in the Borrower, (b) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (c) the filing of tax returns and payment of taxes, (d) the preparation of reports to Governmental Authorities and its shareholders or partners, and (e) the opening and maintenance of bank accounts and the deposit of cash and cash equivalents therein;

(ii)        incur, create, assume or suffer to exist any Indebtedness, Liens or financial obligations other than in connection with the activities described in clause (i), except (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party and (z) in the case of NFE, obligations with respect to its Equity Interests; or

(iii)        own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents) other than the ownership of the applicable Equity Interests set forth in subclause (i)(a) and in connection with the activities described in clause (i).

Section 7.03      Financial Covenant.  Commencing with respect to the Fiscal Quarter ending March 31, 2021, permit the Debt Service Coverage Ratio of NFE and its Subsidiaries for any Fiscal Quarter to be less than 1.10:1.00.

ARTICLE VIII

[Reserved]

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01         Events of Default.  Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a)         the Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Term Loan, any Collateral Agent Advance or any fee, indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Term Loans) or any other Loan Document, and such failure continues for a period of three Business Days or (ii) all or any portion of the principal of the Term Loans;

(b)        any representation or warranty made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made; provided that any supplement to or modification of Schedule 6.01(e) (as permitted under Section 6.01(e)) or Schedule 6.01(u) (as permitted under Section 6.01(u)), or to Schedule III, IV, V or XI to the Security Agreement (as permitted under the corresponding defined term or section of the Security Agreement), or to Schedule VI or Schedule VII to the Perfection Certificate (as permitted under the corresponding section of the Perfection Certificate), shall automatically cure any Default or Event of Default arising solely as a result of the information in such Schedule, as delivered on the Effective Date, being incorrect in any material respect (but not, for the avoidance of doubt, arising as a result of the information in such Schedule, as so supplemented or modified, being incorrect in any material respect);

(c)         any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 7.01(a), Section 7.01(d) (with respect to the Borrower), Section 7.01(k), Section 7.01(m), Section 7.01(t), Section 7.01(v), Section 7.01(x), Section 7.02 or (for two consecutive Fiscal Quarters) Section 7.03;

(d)         any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent (acting at the written direction of the Required Lenders) to such Loan Party;

(e)         any Loan Party or any Subsidiary thereof shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $25,000,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f)         any Loan Party or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)         any proceeding shall be instituted against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)        any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)          any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason (other than release by the Collateral Agent pursuant to the terms hereof of thereof or the failure of the Agents to take required actions based on accurate information timely provided by the Loan Parties) fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby;

(j)           one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding $25,000,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against any Loan Party or any of its Subsidiaries and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 10 consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(k)          [reserved];

(l)           [reserved];

(m)         [reserved];

(n)          [reserved];

(o)         any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount that would reasonably be expected to result in a Material Adverse Effect; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount that would reasonably be expected to result in a Material Adverse Effect;

(p)         any Termination Event with respect to any Employee Plan or Foreign Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s or Foreign Plan’s vested benefits, as applicable, exceeds the then current value of assets allocable to such benefits in such Employee Plan or Foreign Plan, as applicable, by an amount that would reasonably be expected to result in a Material Adverse Effect (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(q)        (i) any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in the documents evidencing or governing, any subordinated Indebtedness, (ii) any

Indebtedness other than the Obligations shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the documents evidencing or governing any subordinated Indebtedness, (iii) any holder of subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such subordinated Indebtedness, or (iv) the subordination provisions of the documents evidencing or governing any subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or

(r)          a Change of Control shall have occurred;

then, and in any such event, the Collateral Agent shall, at the written direction of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Term Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

Section 9.02         Right to Cure.

(a)         Notwithstanding anything to the contrary contained in Section 9.01, in the event that the Loan Parties fail to comply with the requirements of Section 7.03 (if applicable) as of the last day of any applicable Fiscal Quarter, at any time after the beginning of such Fiscal Quarter (but in any event after the Closing Date) until the expiration of the tenth Business Day following the date on which financial statements with respect to such Fiscal Quarter (or the Fiscal Year ended on the last day of such Fiscal Quarter, as applicable) are required to be delivered pursuant to Section 7.01(a)(ii) or 7.01(a)(iii), as applicable, NFE shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of NFE as cash common equity or other Qualified Equity Interests (collectively, the “Cure Right”), and upon receipt by NFE of the Net Cash Proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by NFE of such Cure Right, the Debt Service Coverage Ratio, for purposes of determining compliance with the requirements of Section 7.03, shall be recalculated giving effect to the following pro forma adjustment:

(i)          Consolidated EBITDA shall be increased with respect to such applicable Fiscal Quarter and any four Fiscal Quarter period that contains such Fiscal Quarter solely for the purpose of measuring the Debt Service Coverage Ratio to determine compliance with the requirements of Section 7.03 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)         if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of NFE and its Subsidiaries, in each case, with respect to such fiscal quarter only), the Loan Parties shall be in compliance with the requirements of Section 7.03, the Loan Parties shall be deemed to have satisfied the requirements of Section 7.03 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.03 that had occurred shall be deemed to be cured for purposes of this Agreement;

provided, that the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right within five Business Days of the issuance of the relevant Qualified Equity Interests for cash or the receipt of the cash contributions by NFE.

(b)         Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of NFE, there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than four times and (iii) for purposes of this Section 9.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the covenant set forth in Section 7.03 and any amounts in excess thereof shall not be deemed to be a Cure Amount. Notwithstanding anything herein to the contrary, any Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining the availability of any basket under Section 7.02. For the avoidance of doubt, no Cure Amounts shall be applied to reduce the Indebtedness of the Loan Parties and their Subsidiaries on a pro forma basis for purposes of determining compliance with the covenant set forth in Section 7.03 for the fiscal quarter in which such Cure Right was exercised (provided that to the extent such Cure Amount was applied to prepay Indebtedness, such reduction may be given effect in determining compliance with the covenant set forth in Section 7.03 for Fiscal Quarters after the Fiscal Quarter in which such Cure Right was exercised) and there shall not have been a breach of any covenant under Section 7.02 solely by reason of having no longer included such Cure Amount in any basket during the relevant period.

ARTICLE X

AGENTS

Section 10.01      Appointment.  Each of the Lenders (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Term Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan

Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Term Loans; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.  If any Agent so requests, it shall first be indemnified to its satisfaction from the Lenders or Required Lenders, as applicable, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, or the transactions contemplated hereby or thereby shall require any Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers.

Section 10.02     Nature of Duties; Delegation.  (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  The duties of the Agents shall be mechanical and administrative in nature.  The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each of the Lenders shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Term Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loans hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document.  If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender.

(b)        Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender).  Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.  No Agent shall be responsible for the negligence or misconduct of any such Person except to the extent that a court of competent jurisdiction determines in a final nonappealable judgment that the Agent did not appoint such Person with due care.

Section 10.03      Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them (a) at or by the direction of the Required Lenders, or (b) under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Term Loan as the owner thereof until the Administrative Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Administrative Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.  The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).  The Agents shall not be responsible or liable for any failure or delay in the performance of their obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.  In no event shall any Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  No Agent shall be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Agent or to enforce any rights and remedies in any foreign jurisdiction.

Section 10.04      Reliance.  Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder.  Before an Agent acts or refrains from acting, it may require an officer’s certificate from the Borrower and/or an opinion of counsel satisfactory to such Agent with respect to the proposed action or inaction, such certificate and opinion to be given at the Borrower’s expense.  No Agent shall be liable for any action it takes or omits to take in good faith in reliance upon such certificate or opinion.  Whenever in the administration of the Loan Documents any Agent shall deem it necessary or desirable that a matter be proved or established before taking or suffering or omitting to take any act under any Loan Document, such matter (unless other evidence in respect thereof is herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of such Agent, be deemed to be conclusively proved and established by an officers’ certificate delivered to such Agent, and such certificate, in the absence of gross negligence or willful misconduct on the part of such Agent, shall be full warrant to that Agent for any action taken, suffered or omitted to be taken by it under the Loan Documents upon the faith thereof.

Section 10.05      Indemnification.  To the extent that any Agent is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent (and, with respect to any EEA Financial Institution, such amounts shall be deemed due and payable no later than six days after demand therefor), reimburse such Agent for and indemnify such Agent, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses (including, without limitation, client charges and reasonable and documented out-of-pocket expenses of counsel or any other advisor to such Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent, in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent, under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent’s gross negligence or willful misconduct.  The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Term Loans, the resignation or removal of any Agent, the termination of this Agreement and the exercise of Write-Down and Conversion Powers by an EEA Resolution Authority with respect to any Lender that is an EEA Financial Institution.

Section 10.06      Agents Individually.  With respect to its Pro Rata Share of the Term Loan Commitment hereunder and the Term Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Term Loan.  The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders.  Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07      Successor Agent.  (a) Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Agent.  If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent.  Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.  In addition, any Agent may be removed by the Required Lenders (for cause or no cause) upon 10 days prior written notice (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date” and together with the Resignation Effective Date, the “Replacement Effective Date”) delivered to the Borrower and the Agents, and upon delivery of any such notice of removal, the Required Lenders shall have the right to appoint a successor Agent; provided, that whether or not a successor Agent has been appointed, such removal shall become effective in accordance with such notice on the Removal Effective Date.

(b)         With effect from the Replacement Effective Date, (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring or removed Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above.  Upon the acceptance of a successor’s Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring or removed Agent in respect of any actions taken or omitted to be taken by it while the retiring or removed Agent was acting as Agent.

Section 10.08       Collateral Matters.

(a)          The Collateral Agent may, but shall be under no obligation to, from time to time, at the written direction of the Required Lenders, make such disbursements and advances (“Collateral Agent Advances”) which the Required Lenders, in their sole discretion, deem necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Term Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04.  The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the Reference Rate.  The Collateral Agent Advances shall constitute Obligations hereunder.  The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance.  Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance.  If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b)         The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Term Loan Commitment and payment and satisfaction of all Term Loans and all other Obligations (other than Contingent Indemnification Obligations) in accordance with the terms hereof; (ii) constituting property being sold or disposed of in the ordinary course of any Loan Party’s business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or (iii) constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02.

(c)         Each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b).  Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Secured Parties upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)         Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent acting at the written direction of the Required Lenders for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e)         The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

(f)          Beyond the exercise of reasonable care in the custody thereof, no Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto.  No Agent shall be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Liens granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral.  The actions described in items (i) through (iii) shall be the sole responsibility of the Borrower.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(g)          No Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of such Agent (as determined by a final, nonappealable judgment by a court of competent jurisdiction), for the validity or sufficiency of the

Collateral or any agreement or assignment contained therein, for the validity of the title to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  The Agents hereby disclaim any representation or warranty to the present and future holders of the Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.

(h)         In the event that any Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in such Agent’s sole discretion may cause the Agent, to be considered an “owner or operator” under any Environmental Laws or otherwise cause the Agent to incur, or be exposed to, any liability under Environmental Law, (i) each Agent reserves the right, instead of taking such action, either to resign as Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver and (ii) no Agent will be liable to any Person for any Environmental Liabilities and Costs or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of such Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or Release or threatened discharge or Release of any Hazardous Materials into the environment, unless and only to the extent that such liability results from such Agent’s gross negligence or willful misconduct as finally judicially determined in a court of competent jurisdiction.

Section 10.09      Agency for Perfection.  Each Agent and each other Secured Party hereby appoints each other Agent and each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each other Secured Party hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the other Secured Parties as secured party.  Should the Administrative Agent or any other Secured Party obtain possession or control of any such Collateral, the Administrative Agent or such other Secured Party shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.  In addition, at the direction of the Required Lenders, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10      No Reliance on any Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act.  Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11       No Third Party Beneficiaries.  The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12      No Fiduciary Relationship.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13       Parallel Debt.

(a)          Notwithstanding Section 10.02 (Nature of Duties; Delegation), the Collateral Agent holds any Lien created or expressed to be created by a Security Document governed by Dutch law in its own name and as Collateral Agent for the Secured Parties on the terms contained in this Agreement.

(b)         Each Loan Party hereby irrevocably and unconditionally undertakes to pay the Collateral Agent amounts equal to, and in the same currency as, the Principal Obligations. The payment undertakings of each Loan Party under this Section 10.13 are to be referred to as the “Parallel Debt”.

(c)         The obligations of a Loan Party under the Parallel Debt shall be decreased to the extent that the corresponding Principal Obligations are reduced and the Principal Obligations shall be decreased to the extent that the corresponding obligations under the Parallel Debt are reduced.

(d)        An Event of Default in respect of the payment of the Principal Obligations shall constitute a default within the meaning of section 3:248 DCC with respect to the payment of the Parallel Debt without any notice being required.

(e)         The Parallel Debt constitutes independent claims (eigen en zelfstandige vorderingen) of the Collateral Agent vis-à-vis a Loan Party, provided that the total amount which may become due under the Parallel Debt shall never exceed the total amount due under the Principal Obligations.

(f)        Each Loan party hereby confirms and agrees that if the Collateral Agent would transfer the Parallel Debt to a successor collateral agent (the “New Collateral Agent”) in accordance with the terms of this Agreement (i) the New Collateral Agent will have the benefit of any Lien, (ii) claims of the New Collateral Agent arising after the date of such transfer shall be secured by any Lien, (iii) assets acquired by that Loan Party after the date of such transfer shall be subject to any Lien (and each Loan Party agrees and confirms that any Lien created by that Loan Party in advance shall be deemed to have been created also for the benefit of such New Collateral Agent) and (iv) any power of attorney or waiver granted to the Collateral Agent will be deemed to have been granted also for the benefit of such New Collateral Agent and can be enforced against the relevant party by the New Collateral Agent.

Section 10.14      Collateral Custodian.  Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may, at the written direction of the Required Lenders, at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Required Lenders who shall have full authority to do all acts necessary to protect the Agents’ and the Secured Parties’ interests.  Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Required Lenders or its designee may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Required Lenders or its designee by reason of the employment of the custodian shall be the responsibility of the Borrower and shall be part of the Obligations hereunder.

Section 10.15       [Reserved].

Section 10.16       Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder and under the other Loan Documents.

Section 10.17      Defaults.  No Agent shall be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default unless a Responsible Officer has received written notice from a Lender, the Borrower or a Guarantor specifying such Default or Event of Default and stating that such notice is a “Notice of Default.”  If an Agent receives such a notice, then it shall give prompt notice thereof to the Lenders and the Borrower (if such notice is received from a Lender).  Such Agent shall (subject to Section 10.01) take such action with respect to any such Default or Event of Default as shall be directed in writing by the Required Lenders; provided that unless and until such Agent shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

ARTICLE XI

GUARANTY

Section 11.01       Guaranty.  Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and agrees to pay any and all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket fees and expenses of (i) one outside counsel and one local counsel in each relevant jurisdiction for the Agents and (ii) one outside counsel and one local counsel in each relevant jurisdiction for the other Lenders taken as a whole) incurred in enforcing any rights under the guaranty set forth in this Article XI.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower.

Section 11.02      Guaranty Absolute.  Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto.  Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral.  The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)          any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)         any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)          any taking, failure to take, exchange, release or non-perfection of any Collateral, or any taking, failure to take, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations, in each case other than as a result of a failure by the Collateral Agent to act;

(d)          the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e)          any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)        any other circumstance, whether or not similar to any of the foregoing (other than defense of payment, but including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03      Waiver.  Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, (v) any rights of orden and excusión it may have by virtue of law or otherwise, as provided in Articles 2812 (two thousand eight hundred and twelve), 2814 (two thousand eight hundred and fourteen) and 2816 (two thousand eight hundred and sixteen) of the Mexican Federal Civil Code, and its relative articles of the civil code of any state of Mexico and (vi) any other defense available to any Guarantor.  Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the

Obligations.  Each Guarantor acknowledges that it will receive direct and indirect material benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04      Continuing Guaranty; Assignments.  This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Term Loans) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05      Subrogation.  No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI shall have been indefeasibly paid in full in cash and the Final Maturity Date shall have occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising.  If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations (other than Contingent Indemnification Obligations) and all other amounts payable under this Article XI shall be indefeasibly paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06      Contribution.  All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.  “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

Section 11.07     Mexican Process Agent.  For purposes of this Article XI, each Mexican Guarantor, specifically for the purpose of receiving legal and/or judicial service of process in the United States of America in connection with this Article XI, independently from the Lenders’ right to make and deliver service of process to the Mexican Guarantors in any other way or form which is legally valid, hereby designate the following agent and attorney-in-fact for such purposes in the United States of America (the “Mexican Process Agent”):

NFE Management LLC
The Corporation Trust Company,
Corporation Trust Center,
1209 Orange Street,
Wilmington, New Castle County,
Delaware 19801
United States of America

Each Mexican Guarantor represents and warrants to the Lenders that on the Closing Date, they have received evidence of the acceptance by the Mexican Process Agent of its appointment as such by the Mexican Guarantors.

Additionally, each Mexican Guarantor covenants and agrees that it will take all necessary and appropriate action in order to grant in favor of the Mexican Process Agent, and within the fifteen (15) calendar days immediately following the Closing Date, a document of authority or power of attorney granted by each Mexican Guarantor in favor of the Mexican Process Agent in full compliance with Mexican law and duly formalized for its validity in Mexico, through such corporate actions as may be required by each Mexican Guarantor’s incorporation documents and bylaws, and in form and substance reasonably acceptable to the Lenders, in order to fully and duly formalize the designation of the Mexican Process Agent as each Mexican Guarantor’s agent for service of process in the United States of America in accordance with Mexican law. Each Mexican Guarantor hereby agrees to provide a copy of the formalization of the designation of the Mexican Process Agent within the twenty-five (25) Business Days immediately following the Closing Date.

ARTICLE XII

MISCELLANEOUS

Section 12.01       Notices, Etc.

(a)          Notices Generally.  All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier.  In the case of notices or other communications to any Loan Party, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

New Fortress Energy LLC
111 W 19th Street, 8th Floor,
New York, New York 10011
Attention: General Counsel
Telephone: 516-268-7400
E-mail: legal@newfortressenergy.com
with a copy to:
Cravath, Swaine & Moore LLP
Attention: George E. Zobitz, Esq.
Telephone:  (212) 474-1996
Telecopier:  (212) 474-3700
Email:  gzobitz@cravath.com

if to the Administrative Agent or the Collateral Agent, to it at the following address:
Cortland Capital Market Services LLC
225 W. Washington St., 9th Floor
Chicago, Illinois 60606
Attention: Legal Department and Steve Lenard
Telephone: 312-564-5100
Telecopier: 312-376-0751
Email: cpcagency@cortlandglobal.com and legal@cortlandglobal.com in each case, with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:  Brian Kim, Esq.
Telecopier: 212-492-0780
Email:  bkim@paulweiss.com

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further that notices to any Agent pursuant to Article II shall not be effective until received by such Agent, as the case may be.

(b)       The Agents shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that the Borrower shall amend the incumbency certificate provided by the Borrower in accordance with Section 5.02 whenever a person is to be added or deleted from the list.  If the Borrower elects to give any Agent Instructions using e-mail or facsimile instructions (or instructions by a similar electronic method) and the Agent in its discretion elects to act upon such Instructions, the Agent’s reasonable understanding of such Instructions shall be deemed controlling.  The Borrower understands and agrees that the Agents cannot determine the identity of the actual sender of such Instructions and that the Agents shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to such Agent have been sent by such Authorized Officer.  The Borrower shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Agents and that the Borrower and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Borrower.  No Agent shall be liable for any losses, costs or expenses arising directly or indirectly from such Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Borrower agrees: (i) to assume all risks arising out of the use of e-mail or facsimile instructions (or instructions by a similar electronic method) to submit Instructions to the Agents, including without limitation the risk of such Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Agents and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Borrower; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the applicable Agent immediately upon learning of any compromise or unauthorized use of the security procedures.

(c)          Electronic Communications.

(i)          Each Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii)          Unless the Collateral Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02       Amendments, Etc.(a) No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Secured Parties or extending an existing Lien over additional property, by the Agents and the Borrower, (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the written consent of the Required Lenders), with a copy to each Agent, and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent

with the written consent of the Required Lenders) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i)          increase the Commitment of any Lender, reduce the principal of, or interest on, the Term Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Term Loans payable to any Lender without the written consent of such Lender;

(ii)        change the percentage of the Commitments or of the aggregate unpaid principal amount of the Term Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(iii)        amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender;

(iv)       release all or substantially all the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release any Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), or release the Guaranty of Holdings or of all or substantially all of the value of the Guaranty provided by the other Guarantors (except as otherwise provided in this Agreement and the other Loan Documents), in each case, without the written consent of each Lender; or

(v)          amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender.

Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

(b)        If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender (the “Holdout Lender”) fails to give its consent, authorization, or agreement, then the Borrower, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07.

Section 12.03      No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04     Expenses; Attorneys’ Fees.  The Borrower will pay as promptly as practicable, and in any event within 10 days of a delivery of an invoice, all reasonable and documented out-of-pocket fees, costs and expenses incurred by or on behalf of each Agent and each Lender, regardless of whether the Transactions are consummated, including, without limitation, reasonable fees, costs, client charges and expenses (including reasonable and documented out-of-pocket fees and expenses of (i) one outside counsel and one local counsel in each relevant jurisdiction for the Agents and (ii) one outside counsel and one local counsel in each relevant jurisdiction for the other Lenders taken as a whole), accounting, due diligence, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents’ or any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party under the Loan Documents, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any Mortgaged Property of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing; provided, however, that the Borrower shall not have any obligation to reimburse any fees, costs and expenses under this Section 12.04 to the extent caused by the gross negligence, bad faith or willful misconduct of any Agent or any Lender (or, in each case, any of its Related Parties), as determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limitation of the foregoing or any other provision of any Loan Document, the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents.  The obligations of the Borrower under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents and the resignation or removal of any Agent.

Section 12.05      Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06      Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07      Assignments and Participations.

(a)        This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Agent and each Lender and any such assignment without the Agents’ and Lenders’ prior written consent shall be null and void.

(b)          Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other Lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to:

(i)          all or a portion of its Term Loan Commitment and any Term Loan made by it with the written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), and

(ii)          [reserved]; and

provided, however, that (x) no written consent of the Borrower shall be required in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender and (y) no written consent of the Borrower shall be required during the continuance of an Event of Default pursuant to Sections 9.01(a), (f) or (g); provided further that the Borrower shall be deemed to have consented to any assignment hereunder, unless it shall have objected thereto by written notice to the assigning Lender within 10 Business Days after having received written notice thereof.

(c)         Assignments shall be subject to the following additional conditions:

(i)          Each such assignment shall be in an amount which is at least $1,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment));

(ii)         Except as provided in the last sentence of this Section 12.07(c)(ii), the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acknowledgment, an Assignment and Acceptance, together with any promissory note subject to such assignment and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender); and

(iii)        No such assignment shall be made to an Affiliated Lender, a natural person or any Disqualified Institution.

(d)        Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and

Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e)         By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f)         The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Term Loans (and stated interest thereon) (the “Registered Loans”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior written notice.

(g)        Upon receipt by the Administrative Agent of a completed Assignment and Acceptance and all documents required under Section 12.07(c), and subject to the acknowledgment required from the Administrative Agent pursuant to Section 12.07(b) (which acknowledgment of the Administrative Agent must be evidenced by such Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, and record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Term Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent).

(h)        A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(i)         In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”).  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(j)          Any Foreign Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).

(k)        Each Lender may sell, without the consent of, or notice to, the Borrower or the Administrative Agent, participations to one or more banks or other entities (other than any Affiliated Lender) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Term Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Term Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Term Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or substantially all of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents) or a release of the Guaranty of Holdings or of all or substantially all of the value of the Guaranty provided by the other (except as otherwise provided in this Agreement and the other Loan Documents).  For the avoidance of doubt, a participant may not vote on waivers of Defaults or Events of Default.  The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Term Loans as if it was a Lender.

(l)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

Section 12.08      Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09     GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10      CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR

CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 12.11    WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12      Consent by the Agents and Lenders.  Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13      No Party Deemed Drafter.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14      Reinstatement; Certain Payments.  If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured

Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15      Indemnification; Limitation of Liability for Certain Damages.

(a)        In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable fees, costs, charges and expenses one firm of counsel for the Agents and its Related Parties, taken as a whole and all other Indemnitees, taken as a whole (and, if necessary, of a single firm of local counsel in each appropriate jurisdiction for all Indemnitees, take as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and local counsel, if applicable, for such affected Indemnitee)) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution, administration or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) the Agents and the Lenders relying on any instructions of the Borrower or the handling of the Register and Collateral of the Borrower as herein provided, (iv) any matter relating to the Transactions or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter (x) caused by the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, as determined by a final non-appealable judgment of a court of competent jurisdiction or (y) arising from a material breach of such Indemnitee’s  (or any of its Related Party’s) obligations under this Agreement, as determined by a final non-appealable judgment of a court of competent jurisdiction.  This paragraph shall not apply with respect to Taxes, other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

(b)         To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c)         No party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, however, that the foregoing shall not limit any Loan Party’s indemnification obligations pursuant to Section 12.15(a).

(d)         The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents and the resignation or removal of any Agent.

Section 12.16      Records.  The unpaid principal of and interest on the Term Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17      Binding Effect.  This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18      Highest Lawful Rate.  It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower).  All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Term Loans until payment in full so that the rate or amount of interest on account of any Term Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19     Confidentiality.  Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates and Related Funds and to its and its Affiliates’ and Related Funds’ respective equityholders (including, without limitation, investors and partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19, and such Agent or Lender shall be responsible for any such Person’s compliance with this requirement); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority (in which case, such Agent or Lender shall promptly notify the Borrower in advance to the extent permitted by law); (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (vi) in connection with any litigation to which any Agent or any Lender is a party (in which case, such Agent or Lender shall promptly notify the Borrower in advance to the extent permitted by law); (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) with the consent of the Borrower.

Section 12.20      Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure).  Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21     Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22     USA PATRIOT Act. Each Agent and each Lender that is subject to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the entities composing the Borrower, which information includes the name and address of each such entity and other information that will allow such Agent and Lender to identify the entities composing the Borrower in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.  Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Agent or any Lender may reasonably require from time to time in order to enable such Agent or Lender to comply with the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 12.23      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)         the effects of any Bail-in Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HOLDINGS:

NEW FORTRESS INTERMEDIATE LLC

By:	/s/ Christopher Stephen Guinta
	Name:	Christopher Stephen Guinta
	Title:	Chief Financial Officer

BORROWER:

NFE ATLANTIC HOLDINGS LLC

By:	/s/ Christopher Stephen Guinta
	Name:	Christopher Stephen Guinta
	Title:	Chief Financial Officer

[Signature Page – Credit Agreement]

GUARANTORS:

AMERICAN LNG MARKETING LLC
AMERICAN NATURAL GAS HOLDINGS LLC
ATLANTIC ENERGY HOLDINGS LLC
BRADFORD COUNTY DEVELOPMENT HOLDINGS LLC
BRADFORD COUNTY GPF HOLDINGS LLC
BRADFORD COUNTY GPF PARTNERS LLC
BRADFORD COUNTY POWER HOLDINGS LLC
BRADFORD COUNTY POWER PARTNERS LLC
BRADFORD COUNTY REAL ESTATE HOLDINGS LLC
BRADFORD COUNTY REAL ESTATE PARTNERS LLC
BRADFORD COUNTY TRANSPORT HOLDINGS LLC
BRADFORD COUNTY TRANSPORT PARTNERS LLC
ENERGY TRANSPORT SOLUTIONS LLC
ISLAND LNG LLC
LNG HOLDINGS (FLORIDA) LLC
LNG HOLDINGS LLC
NEW FORTRESS ENERGY MARKETING LLC
NFE BCS HOLDINGS (A) LLC
NFE BCS HOLDINGS (B) LLC
NFE EQUIPMENT HOLDINGS LLC
NFE EQUIPMENT PARTNERS LLC
NFE GHANA PARTNERS LLC
NFE GHANA HOLDINGS LLC
NFE ISO HOLDINGS LLC
NFE ISO PARTNERS LLC
NFE LOGISTICS HOLDINGS LLC
NFE MANAGEMENT LLC
NFE MEXICO HOLDINGS LLC
NFE PLANT DEVELOPMENT HOLDINGS LLC
NFE SOUTH POWER HOLDINGS LLC
NFE TRANSPORT HOLDINGS LLC
NFE TRANSPORT PARTNERS LLC
TICO DEVELOPMENT PARTNERS HOLDINGS LLC
TICO DEVELOPMENT PARTNERS LLC
AMERICAN ENERGY LOGISTICS SOLUTIONS LLC
LA DEVELOPMENT HOLDINGS LLC
LA REAL ESTATE HOLDINGS LLC
LA REAL ESTATE PARTNERS LLC
PA DEVELOPMENT HOLDINGS LLC
PA REAL ESTATE HOLDINGS LLC
PA REAL ESTATE PARTNERS LLC
NFE HONDURAS HOLDINGS LLC
NEW FORTRESS ENERGY LLC
NFE INTERNATIONAL LLC

[Signature Page – Credit Agreement]

NFE JAMAICA GP LLC NFE NICARAGUA DEVELOPMENT PARTNERS LLC NFE NICARAGUA DEVELOPMENT PARTNERS, LLC SUCURSAL NICARAGUA NFE NICARAGUA HOLDINGS LLC NFE SUB LLC

By:	/s/ Christopher Stephen Guinta
	Name:	Christopher Stephen Guinta
	Title:	Chief Financial Officer

ATLANTIC ENERGY HOLDINGS LIMITED
ATLANTIC TERMINAL HOLDINGS LIMITED
ATLANTIC POWER HOLDINGS LIMITED
NFE ANGOLA - SOCIEDADE UNIPESSOAL, LDA.
NFE INTERNATIONAL HOLDINGS LIMITED
NFE NORTH DISTRIBUTION LIMITED
NFE NORTH HOLDINGS LIMITED [BERMUDA]
NFE NORTH HOLDINGS LIMITED [JAMAICA]
NFE NORTH INFRASTRUCTURE LIMITED
NFE NORTH TRADING LIMITED
NFE NORTH TRANSPORT LIMITED
NFE SOUTH HOLDINGS LIMITED [BERMUDA]
NFE SOUTH HOLDINGS LIMITED [JAMAICA]
NFE SOUTH POWER TRADING LIMITED
NFE SOUTH POWER TRADING LIMITED
NFE SOUTH TRADING LIMITED
PATH LTD

By:	/s/ Christopher Stephen Guinta
	Name:	Christopher Stephen Guinta
	Title:	Director

AMAUNET S. DE R.L. DE C.V. NFE PACIFICO LAP S. DE R.L. DE C.V. NFENERGIA GN DE BCS, S. DE R.L. DE C.V. NFENERGIA MEXICO S. DE R.L. DE C.V.

By:	/s/ Christopher Stephen Guinta
	Name:	Christopher Stephen Guinta
	Title:	Legal Representative

[Signature Page – Credit Agreement]

NFE ANGOLA HOLDINGS LLC NFE MEXICO HOLDINGS B.V. NFE MEXICO HOLDINGS PARENT B.V. NFENERGIA HONDURAS, S. DE R.L. NFENERGIA LLC SOLUCIONES DE ENERGIA LIMPIA PR LLC NFE BAHAMAS HOLDINGS LTD.

By:	/s/ Christopher Stephen Guinta
	Name:	Christopher Stephen Guinta
	Title:	Authorized Signatory

ATLANTIC DISTRIBUTION HOLDINGS SRL ATLANTIC POWER HOLDINGS SRL

By:	/s/ Christopher Stephen Guinta
	Name:	Christopher Stephen Guinta
	Title:	Manager

[Signature Page – Credit Agreement]

EXECUTED and DELIVERED
as a DEED BY
NFE SHANNON HOLDINGS LIMITED
by its lawfully appointed attorney

/s/ Christopher Stephen Guinta

in the presence of:

Witness Signature:	/s/ Lana Guardino

Witness Name:	Lana Guardino

Witness Address:	111 W. 19th St. Fl. 8

New York, NY 10011

Witness Occupation:	Executive Assistant

EXECUTED and DELIVERED
as a DEED BY
SHANNON HOLDINGS LIMITED
by its lawfully appointed attorney

/s/ Christopher Stephen Guinta
in the presence of:

Witness Signature:	/s/ Lana Guardino

Witness Name:	Lana Guardino

Witness Address:	111 W. 19th St. Fl. 8

New York, NY 10011

Witness Occupation:	Executive Assistant

[Signature Page – Credit Agreement]

EXECUTED and DELIVERED
as a DEED BY
SHANNON LNG ENERGY LIMITED
by its lawfully appointed attorney

/s/ Christopher Stephen Guinta

in the presence of:

Witness Signature:	/s/ Lana Guardino

Witness Name:	Lana Guardino

Witness Address:	111 W. 19th St. Fl. 8

New York, NY 10011

Witness Occupation:	Executive Assistant

[Signature Page – Credit Agreement]

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent and Collateral Agent

By:	/s/ Emily Ergang Pappas
	Name:	Emily Ergang Pappas
	Title:	Associate Counsel

[Signature Page – Credit Agreement]

LENDER:

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	/s/ Tammy Jennissen
	Name:	Tammy Jennissen
	Title:	Director

[Signature Page – Credit Agreement]

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By:	Apollo A-N Credit Advisors (APO FC Delaware), L.P., its general partner

By:	Apollo A-N Credit Advisors (APO FC GP), LLC, its general partner

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page – Credit Agreement]

APOLLO TR OPPORTUNISTIC LTD.

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Director

[Signature Page – Credit Agreement]

APOLLO TR ENHANCED LEVERED YIELD LLC

By:	Apollo Total Return Enhanced Management LLC, its investment manager

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page – Credit Agreement]

APOLLO MOULTRIE CREDIT FUND, L.P.

By:	Apollo Moultrie Credit Fund Advisors, L.P., its general partner

By:	Apollo Moultrie Capital Management, LLC, its general partner

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page – Credit Agreement]

AP KENT CREDIT MASTER FUND, L.P.

By:	AP Kent Advisors, L.P., its general partner

By:	AP Kent Advisors GP, LLC, its general partner

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page – Credit Agreement]

APOLLO LINCOLN FIXED INCOME FUND, L.P.

By:	Apollo Lincoln Fixed Income Advisors (APO DC), L.P., its general partner

By:	Apollo Lincoln Fixed Income Advisors (APO DC-GP), LLC, its general partner

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page – Credit Agreement]

APOLLO ACCORD MASTER FUND III, L.P.

By:	Apollo Accord Advisors III, L.P., its general partner

By:	Apollo Accord Advisors G III, LLC, its general partner

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page – Credit Agreement]

APOLLO CREDIT MASTER FUND LTD.

By:	/s/ Guy Major
	Name:	Guy Major
	Title:	Director

[Signature Page – Credit Agreement]

APOLLO CENTRE STREET PARTNERSHIP, L.P.

By:	Apollo Centre Street Advisors (APO DC), L.P., its general partner

By:	Apollo Centre Street Advisors (APO DC-GP), LLC, its general partner

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page – Credit Agreement]

APOLLO TACTICAL VALUE SPN INVESTMENTS, L.P.

By:	Apollo Tactical Value SPN Advisors (APO DC), L.P., its general partner

By:	Apollo Tactical Value SPN Capital Management (APO DC-GP), LLC, its general partner

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page – Credit Agreement]

ATHENE ANNUITY & LIFE ASSURANCE COMPANY

By:	Apollo Insurance Solutions Group LLC, its investment manager

By:	Apollo Capital Management, L.P., its sub-advisor

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page – Credit Agreement]

ATHENE ANNUITY & LIFE COMPANY

By:	Apollo Insurance Solutions Group LLC, its investment manager

By:	Apollo Capital Management, L.P., its sub-advisor

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page – Credit Agreement]

ATHORA LUX INVEST S.C.SP in respect of its compartment, Loan Origination

By:	Apollo Management International LLP, its portfolio manager

By:	AMI (Holdings), LLC, its member

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page – Credit Agreement]

APOLLO CREDIT FUNDS ICAV, an Umbrella Irish Collective Asset-Management Vehicle with Segregated Liability between its Sub-Funds, acting in respect of its Sub-Fund, Apollo Helius Loan Fund

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Director

[Signature Page – Credit Agreement]

[Exhibits Redacted]

[Schedules Redacted]